                                                                    EXHIBIT 99.8

                                                                  EXECUTION COPY

================================================================================

                                 $320,888,000

                            SENIOR CREDIT AGREEMENT

                                     among

                        AVALON CABLE OF NEW ENGLAND LLC
                        AVALON CABLE OF MICHIGAN, INC.,
                        AVALON CABLE FINANCE, INC.  and
                        AVALON CABLE OF MICHIGAN  LLC,
                                 as Borrowers,

                              The Several Lenders
                       from Time to Time Parties Hereto,

                             LEHMAN BROTHERS INC.,
                           as Advisor and Arranger,

                      FLEET BANK OF MASSACHUSETTS, N.A. ,
                             as Syndication Agent,

                        UNION BANK OF CALIFORNIA, N.A.
                            as Documentation Agent

                                      and

                         LEHMAN COMMERCIAL PAPER INC.
                            as Administrative Agent

                         Dated as of November 5, 1998

================================================================================

                               TABLE OF CONTENTS

                                                                            Page

SECTION 1.  DEFINITIONS........................................................2
   1.1   Defined Terms.........................................................2
   1.2   Other Definitional Provisions........................................35

SECTION 2.  AMOUNT AND TERMS OF COMMITMENTS...................................35
   2.1   Term Loan Commitments................................................35
   2.2   Incremental Term Loan Commitments....................................35
   2.3   Procedure for Term Loan Borrowing....................................36
   2.4   Repayment of Term Loans..............................................37
   2.5   Revolving Credit Commitments.........................................39
   2.6   Procedure for Revolving Credit Borrowing.............................40
   2.7   Repayment of Loans; Evidence of Debt.................................40
   2.8   Commitment Fees, etc.................................................41
   2.9   Termination or Reduction of Revolving Credit Commitments and
         Tranche A Term Loan Commitments......................................42
   2.10  Optional Prepayments.................................................42
   2.11  Mandatory Prepayments and Commitment Reductions......................43
   2.12  Conversion and Continuation Options..................................44
   2.13  Minimum Amounts and Maximum Number of Eurodollar Tranches............45
   2.14  Interest Rates and Payment Dates.....................................45
   2.15  Computation of Interest and Fees.....................................46
   2.16  Inability to Determine Interest Rate.................................46
   2.17  Pro Rata Treatment and Payments......................................47
   2.18  Requirements of Law..................................................50
   2.19  Taxes................................................................51
   2.20  Indemnity............................................................53
   2.21  Change of Lending Office.............................................54
   2.22  Lender Replacement...................................................54

SECTION 3.  LETTERS OF CREDIT.................................................55
   3.1   L/C Commitment.......................................................55
   3.2   Procedure for Issuance of Letter of Credit...........................55
   3.3   Fees and Other Charges...............................................56
   3.4   L/C Participations...................................................56
   3.5   Reimbursement Obligation of the Borrower.............................57
   3.6   Obligations Absolute.................................................57
   3.7   Letter of Credit Payments............................................58
   3.8   Applications.........................................................58

SECTION 4.  REPRESENTATIONS AND WARRANTIES....................................59
   4.1   Financial Condition..................................................59
   4.2   No Change............................................................61

                                                                            Page
                                                                            ----
   4.3   Existence; Compliance with Law.......................................61
   4.4   Corporate Power; Authorization; Enforceable Obligations..............61
   4.5   No Legal Bar.........................................................62
   4.6   No Material Litigation...............................................62
   4.7   No Default...........................................................62
   4.8   Ownership of Property; Liens.........................................62
   4.9   Intellectual Property................................................62
   4.10  Taxes................................................................63
   4.11  Federal Regulations..................................................63
   4.12  Labor Matters........................................................63
   4.13  ERISA................................................................63
   4.14  Investment Company Act; Other Regulations............................64
   4.15  Capital Stock; Subsidiaries..........................................64
   4.16  Use of Proceeds......................................................64
   4.17  Environmental Matters................................................65
   4.18  Accuracy of Information, etc.........................................66
   4.19  Security Documents...................................................66
   4.20  Solvency.............................................................67
   4.21  Senior Indebtedness..................................................67
   4.22  Year 2000 Matters....................................................67

SECTION 5.  CONDITIONS PRECEDENT..............................................67
   5.1   Conditions to Initial Extension of Credit............................67
   5.2   Conditions to Each Extension of Credit...............................71

SECTION 6.  AFFIRMATIVE COVENANTS.............................................72
   6.1   Financial Statements.................................................72
   6.2   Certificates; Other Information......................................73
   6.3   Payment of Obligations...............................................75
   6.4   Conduct of Business and Maintenance of Existence, etc................75
   6.5   Maintenance of Property; Insurance...................................75
   6.6   Inspection of Property; Books and Records; Discussions...............75
   6.7   Notices..............................................................76
   6.8   Environmental Laws...................................................76
   6.9   Interest Rate Protection.............................................77
   6.10  Additional Collateral, etc...........................................77
   6.11  Further Assurances...................................................79

SECTION 7.  NEGATIVE COVENANTS................................................79
   7.1   Financial Condition Covenants........................................80
   7.2   Limitation on Indebtedness...........................................82
   7.3   Limitation on Liens..................................................84
   7.4   Limitation on Fundamental Changes....................................85
   7.5   Limitation on Disposition of Property................................86
   7.6   Limitation on Restricted Payments....................................87
   7.7   Limitation on Capital Expenditures...................................89
   7.8   Limitation on Investments............................................89

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                                                                            Page
                                                                            ----
   7.9   Limitation on Optional Payments and Modifications of
         Debt Instruments, etc................................................91
   7.10  Limitation on Transactions with Affiliates...........................91
   7.11  Limitation on Sales and Leasebacks...................................91
   7.12  Limitation on Changes in Fiscal Periods..............................92
   7.13  Limitation on Negative Pledge Clauses................................92
   7.14  Limitation on Restrictions on Subsidiary Distributions...............92
   7.15  Limitation on Lines of Business......................................92
   7.16  Limitation on Amendments to Acquisition Documentation................92

SECTION 8.  EVENTS OF DEFAULT.................................................92

SECTION 9.  THE AGENTS........................................................98
   9.1   Appointment..........................................................98
   9.2   Delegation of Duties.................................................99
   9.3   Exculpatory Provisions...............................................99
   9.4   Reliance by Agents...................................................99
   9.5   Notice of Default...................................................100
   9.6   Non-Reliance on Agents and Other Lenders............................100
   9.7   Indemnification.....................................................100
   9.8   Agent in Its Individual Capacity....................................101
   9.9   Successor Agents....................................................101
   9.10  Authorization to Release Liens......................................102
   9.11  The Arranger........................................................102

SECTION 10.  MISCELLANEOUS...................................................102
   10.1  Amendments and Waivers..............................................102
   10.2  Notices.............................................................103
   10.3  No Waiver; Cumulative Remedies......................................104
   10.4  Survival of Representations and Warranties..........................104
   10.5  Payment of Expenses; Indemnification................................105
   10.6  Successors and Assigns; Participations and Assignments..............106
   10.7  Adjustments; Set-off................................................108
   10.8  Counterparts........................................................109
   10.9  Severability........................................................109
   10.10  Integration........................................................109
   10.11  GOVERNING LAW......................................................110
   10.12  Submission To Jurisdiction; Waivers................................110
   10.13  Acknowledgments....................................................110
   10.14  Confidentiality....................................................111
   10.15  Release of Collateral Security and Guarantee Obligations...........111
   10.16  Delivery of Lender Addenda.........................................111
   10.17  WAIVERS OF JURY TRIAL..............................................112

ANNEXES:

A           Pricing Grid


SCHEDULES:

4.4         Consents, Authorizations, Filings and Notices
4.15        Capital Stock; Subsidiaries
4.19        UCC Filing Jurisdictions
7.2(d)      Existing Indebtedness
7.3(f)      Existing Liens
7.8         Investments

EXHIBITS:

A           Form of Guarantee and Collateral Agreement
B           Form of Compliance Certificate
C           Form of Closing Certificate
D           Form of Assignment and Acceptance
E-1         Form of Legal Opinion of Kirkland & Ellis
E-2         Form of Legal Opinion of Bienstock & Clark
E-3         Form of Legal Opinion of Kirkpatrick & Lockhart
F-1         Form of Tranche A Term Note
F-2         Form of Tranche B Term Note
F-3         Form of Revolving Credit Note
G           Form of Prepayment Option Notice
H           Form of Exemption Certificate
I           Form of Lender Addendum

     SENIOR CREDIT AGREEMENT, dated as of November 5, 1998, among AVALON CABLE OF NEW ENGLAND LLC, a Delaware limited liability company (the "New England Borrower"), AVALON CABLE OF MICHIGAN, INC., a Pennsylvania corporation (the "Michigan Borrower"), AVALON CABLE FINANCE, INC., a Delaware corporation (the "Finance Borrower"), and, following the Reorganization, AVALON CABLE OF MICHIGAN LLC, a Delaware limited liability company (the "Michigan LLC Borrower"), as borrowers hereunder, the several banks and other financial institutions or entities from time to time parties to this Agreement (the "Lenders"), LEHMAN BROTHERS INC., as advisor and arranger (in such capacity, the "Arranger"), FLEET BANK OF MASSACHUSETTS, N.A., as syndication agent hereunder (in such capacity, the "Syndication Agent"), UNION BANK OF CALIFORNIA, N.A, as documentation agent (in such capacity, the "Documentation Agent") and LEHMAN COMMERCIAL PAPER INC., as administrative agent hereunder (in such capacity, the "Administrative Agent").


                              W I T N E S S E T H:
                              -------------------


     WHEREAS, the Michigan Borrower is a subsidiary of Avalon Cable of Michigan Holdings, Inc. ("Michigan Holdings"), the New England Borrower is a subsidiary of Avalon Cable LLC ("New England Holdings"), and the Finance Borrower is a subsidiary of Avalon Cable Holdings Finance, Inc. ("Finance Holdings");

     WHEREAS, Finance Holdings is a subsidiary of New England Holdings, and New England Holdings is a subsidiary of Avalon Cable of New England Holdings, Inc. ("Avalon New England");

     WHEREAS, Michigan Holdings and Avalon New England are subsidiaries of Avalon Cable Holdings LLC ("Avalon Cable");

     WHEREAS, Michigan Holdings has entered into a Merger Agreement, dated as of June 3, 1998 (together with all schedules and exhibits attached thereto and any and all amendments, supplements and modifications thereto and as the same may be hereafter amended, supplemented or otherwise modified from time to time in accordance with this Agreement (the "Merger Agreement"), pursuant to which Michigan Holdings will acquire Cable Michigan, Inc., a Pennsylvania corporation ("Cable Michigan"), through a merger of the Michigan Borrower into Cable Michigan (the "Merger");

     WHEREAS, as permitted by the Merger Agreement, Cable Michigan has entered into an agreement to acquire the 1,822,810 shares of Mercom, Inc. ("Mercom") that it does not currently own (the "Mercom Acquisition");

     WHEREAS, (i) Cable Michigan is seeking to acquire (A) a cable television system from Nova Cablevision, Inc., Nova Cablevision VI, L.P. and Nova Cablevision VII, L.P. (the "Nova Acquisition"), (B) a cable television system from Cross Country Cable TV, Inc. (the "Cross Country Acquisition") and (C) the assets of Traverse Internet, Inc. (the "Traverse Acquisition" and, together with the Nova Acquisition and the Cross Country Acquisition, the "Additional Michigan Acquisitions"), and (ii) the New England Borrower has also agreed to acquire all of the cable system assets of Taconic Technology Corp. (the "Taconic Acquisition");

     WHEREAS, Avalon Cable and its Subsidiaries intend to finance the Merger, the Mercom Acquisition, the Additional Michigan Acquisitions and the Taconic Acquisition (collectively, the "Acquisition Transactions"), to refinance and continue certain existing indebtedness and to pay related premiums, fees and expenses from the following sources: (a) $105,000,000 in borrowings under the Bridge Credit Agreement, (b) approximately $80,000,000 in new equity received from the proceeds of equity investments in Avalon Cable and its Subsidiaries by ABRY III, other institutional investors and members of the Company's management,
(c) an $18,000,000 capital contribution to the Borrowers from the Holding Companies funded by a borrowing of ABRY Bridge Subordinated Debt and (d) approximately $300,888,000 of borrowings under the credit facilities provided for herein; and

     WHEREAS, the Borrowers are and will be operated as separate entities but are and will be operated on an integrated basis in connection with their respective financial resources; the Borrowers conduct their operations on a combined basis with shared management, purchasing, planning, financial controls and other functions; and the access of all Borrowers to the credit facilities provided for herein benefits all Borrowers in connection with their various businesses;

     NOW, THEREFORE, in consideration of the premises and the agreements hereinafter set forth, the parties hereto hereby agree as follows:

                            SECTION 1.  DEFINITIONS

          1.1 Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this
     Section 1.1.

          "ABRY":  ABRY Partners, Inc.

           "ABRY Bridge Subordinated Debt": Indebtedness of one or more of the Holding Companies (a) the principal amount of which outstanding at any time
     (i) prior to the Permanent Securities Issuance Date, does not exceed $18,000,000 as of the Closing Date, which principal amount may be increased to the extent of (A) any additional such

     Indebtedness the proceeds of which are used to pay cash interest under the Bridge Credit Agreement and the Exchange Note Indenture and (B) any Indebtedness issued in respect of accrued but unpaid interest on such Indebtedness (including interest on interest), provided that the rate of such interest shall at no time exceed the rate of interest from time to time on the Bridge Loans (or if such Loans are refinanced, on such refinancing Indebtedness) plus 1% per annum and (ii) after the Permanent Securities Issuance Date, does not exceed at any time an amount equal to the sum of (A) the amount described in clause (a)(i) above (but only to the extent not refinanced with the proceeds of Permanent Securities or Fill-in Equity Proceeds), provided that any portion of such amount may not be reborrowed after it is paid, (B) $30,000,000 (the proceeds of which may be utilized solely for Investments permitted by Section 7.8(i) and (1)) plus
     (C) accrued but unpaid interest on such Indebtedness (including interest on interest) described in clause (ii)(A) and (B) above, (b) that is owed to Avalon Cable, (c) that is funded by Avalon Cable with the proceeds from Indebtedness of Avalon Cable that is owed to ABRY, ABRY III or any other Control Investment Affiliate of ABRY, (d) on which no cash payments of interest shall be made as long as any loans under the Bridge Credit Agreement or any Exchange Notes remain outstanding, provided that interest due and payable on such Indebtedness may be added to the principal amount outstanding under such Indebtedness rather than being paid in cash, (e) as to which the payment of principal of (and premium, if any) and interest and other payment obligations in respect of such Indebtedness shall be subordinate to the prior payment in full of the obligations of the Holding Companies under the Guarantee and Collateral Agreement pursuant to customary subordination provisions providing for at least the following:
     (i) no payments of principal of (or premium, if any) or otherwise due in respect of such Indebtedness may be permitted for so long as any Default or Event of Default exists under Section 8(a), (ii) in the event that any other Default exists, the Administrative Agent shall have the right to give notice to Avalon Cable and the Holding Companies of a payment blockage, and thereafter no payments of principal of (or premium, if any) or otherwise due in respect of such Indebtedness may be made for a period of 179 days from the date of such notice and (iii) upon the occurrence of any Event of Default specified in clause (i) or (ii) of paragraph (f) of Section 8 with respect to Avalon Cable or any of its Subsidiaries, no payments of principal of (or premium, if any) or otherwise due in respect of such Indebtedness may be made, (f) that shall automatically be converted into common equity of Avalon Cable within 18 months of the date of issuance thereof, unless it has been refinanced with Permitted Refinancing Indebtedness and (g) the documentation for which shall not contain any events of default other than a payment default.

          "ABRY Management Agreement": the Management and Consulting Services Agreement entered into as of May 29, 1998 and amended and restated as of November 6, 1998 by and among ABRY Partners, Inc., the Michigan Borrower and the New England Borrower, and any successor agreement; provided that any such successor agreement shall not modify the ABRY Management Agreement as in effect as of November 6, 1998 in any material respect, taken as a whole, adverse to the Borrowers and their Subsidiaries or the Administrative Agent or the Lenders.

          "Acquisition Agreements": the Merger Agreement and the documentation pursuant to which the Mercom Acquisition, the Additional Michigan Acquisitions and the Taconic Acquisition shall be effected.

          "Acquisition Documentation": collectively, the Acquisition Agreements and all schedules, exhibits, annexes and amendments thereto and all side letters and agreements affecting the terms thereof or entered into in connection therewith, in each case, as amended, supplemented or otherwise modified from time to time.

          "Acquisition Transactions":  as defined in the recitals hereto.

          "Adjusted Consolidated EBITDA": for any period, Consolidated EBITDA for such period; provided that for purposes of calculating Consolidated EBITDA of the Borrowers and their Subsidiaries for any period, (i) the Consolidated EBITDA of any Person or attributable to any business acquired by any Borrower or any of their Subsidiaries during such period (including, without limitation, the acquisition of Cable Michigan pursuant to the Merger and the acquisitions of Amrac and Pegasus) shall be included on a pro forma basis for such period (assuming the consummation of such acquisition occurred on the first day of such period and giving pro forma effect to any non-recurring expenses, non-recurring costs and cost reductions within the first year after such acquisition the Borrowers anticipate if the Borrowers deliver to the Administrative Agent an officer's certificate, executed by the chief financial or accounting officer of any of the Borrowers, certifying to and describing and quantifying with reasonable specificity such non-recurring expenses, non-recurring costs and cost reductions) if the consolidated balance sheet of such acquired Person or business, as the case may be, and its consolidated Subsidiaries as at the end of the period preceding the acquisition of such Person or business, as the case may be, and the related consolidated statements of income and stockholders' equity and of cash flows for the period in respect of which Consolidated EBITDA is to be calculated (A) have been previously provided to the Administrative Agent and the Lenders and
     (B) either (I) have been reported on without a qualification arising out of the scope of the audit by independent certified public accountants of nationally recognized standing or (II) have been found acceptable by the Administrative Agent and (ii) the Consolidated EBITDA of any Person or attributable to any business Disposed of by any Borrower or any of its Subsidiaries during such period shall be excluded on a pro forma basis for such period (assuming the consummation of such Disposition occurred on the first day of such period).

          "Adjustment Date":  as defined in the Pricing Grid.

          "Administrative Agent":  as defined in the preamble hereto.

          "Affiliate": as to any specified Person, any other Person controlling or controlled by or under common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the voting securities of a Person shall be deemed to be control.

          "Agents": the collective reference to the Syndication Agent, the Documentation Agent and the Administrative Agent.

          "Aggregate Exposure": with respect to any Lender at any time, an amount equal to (a) until the Closing Date, the aggregate amount of such Lender's Commitments at such time and (b) thereafter, the sum of (i) the aggregate then unpaid principal amount of such Lender's Tranche B Term Loans, (ii) the amount of such Lender's Revolving Credit Commitment then in effect or, if the Revolving Credit Commitments have been terminated, the amount of such Lender's Revolving Extensions of Credit then outstanding and
     (iii) the amount of such Lender's unused Tranche A Term Loan Commitment then in effect plus the aggregate then unpaid principal amount of such Lender's Tranche A Term Loans.

          "Aggregate Exposure Percentage": with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender's Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

          "Agreement": this Senior Credit Agreement, as amended, supplemented or otherwise modified from time to time.

          "Amrac":  as defined in Section 4.1(d).

          "Applicable Margin": (a) with respect to the Tranche A Term Loans and the Revolving Credit Loans, (i) at all times prior to the earlier of
     (A) the date which is two full fiscal quarters after the Closing Date and
     (B) the Permanent Securities Issuance Date, 2.00% per annum for Base Rate Loans and 3.00% per annum for Eurodollar Loans and (ii) thereafter, the rate per annum determined pursuant to the Pricing Grid and (b) with respect to the Tranche B Term Loans, 2.75% per annum for Base Rate Loans and 3.75% per annum for Eurodollar Loans.

          "Application": an application, in such form as the Issuing Lender may specify from time to time, requesting the Issuing Lender to open a Letter of Credit.

          "Approved Fund": with respect to any Lender that is a fund that invests in commercial loans, any other fund that invests in commercial loans and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

          "Arranger":  as defined in the preamble hereto.

          "Asset Sale": any Disposition of Property or series of related Dispositions of Property (excluding any such Disposition permitted by clause (a), (b), (c), (d), (e), (f) or (i) of Section 7.5) which yields gross proceeds to the Borrowers or any of their Subsidiaries (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $500,000.

          "Asset Swap": any transaction or transactions, with any other Person or Persons, involving the Disposition to one or more Persons of assets owned by one or more of the Borrowers and/or any of their Subsidiaries comprising one or more cable television systems, or portions thereof, and related assets, and, substantially contemporaneously with such Disposition, the acquisition by one or more of the Borrowers and/or any of their Subsidiaries, of assets comprising one or more other cable television systems, or portions thereof, and related assets, owned by such other Person or Persons.

          "Assignee":  as defined in Section 10.6(c).

          "Assignor":  as defined in Section 10.6(c).

          "Available Revolving Credit Commitment": as to any Revolving Credit Lender at any time, an amount equal to the excess, if any, of (a) such Lender's Revolving Credit Commitment then in effect over (b) such Lender's Revolving Extensions of Credit then outstanding.

          "Avalon Cable": as defined in the recitals hereto.

          "Avalon Cable Indebtedness": Indebtedness of any of the Borrowers (a) that is owed to Avalon Cable (and may not be transferred by Avalon Cable to any other Person), (b) that is funded with the proceeds of equity investments in Avalon Cable made by ABRY, ABRY III, any other Control Investment Affiliate of ABRY or any other owner of Capital Stock of Avalon Cable, (c) the proceeds of which are used to finance the acquisition by such Borrower of assets used or useful in a Permitted Business, (d) as to which the payment of principal of (and premium, if any) and interest and other payment obligations in respect of such Indebtedness shall be subordinate to the prior payment in full of the Obligations pursuant to customary subordination provisions providing that, among other things, no payments of principal of (or premium, if any) or interest on or otherwise due in respect of such Indebtedness may be made so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or any Agent hereunder (other than contingent and indemnification obligations), (e) no amount of the principal of which shall mature or otherwise be mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, prior to the date that is ten years and six months following the Closing Date, (f) the rate of interest payable on which shall at no time exceed the rate per annum payable from time to time on the loans under the Bridge Credit Agreement (or if such loans are refinanced, on such refinancing Indebtedness) plus 1% per annum and (g) that is either (i) in existence on the date hereof, (ii) additional such Indebtedness in an aggregate principal amount at any one time outstanding not to exceed (x) $10,000,000 at any one time prior to the first anniversary of the Closing Date or (y) $20,000,000 at any time thereafter, or (iii) additional such Indebtedness issued to pay interest on such Indebtedness permitted by clauses (i) and
     (ii) above and this clause (iii).

          "Avalon Credit Agreement": the Credit Agreement, dated as of May 28, 1998, by and among Avalon Cable of New England LLC, as borrower, the subsidiary guarantors party thereto, the lenders party thereto, Lehman Commercial Paper Inc., as administrative agent, and Lehman Brothers Inc., as arranger, as amended, modified or supplemented to the date hereof.

          "Avalon New England": as defined in the recitals hereto.

          "Base Rate": for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. For purposes hereof: "Prime Rate" shall mean the rate of interest per annum publicly announced from time to time by the Reference Lender as its prime or base rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by the Reference Lender in connection with extensions of credit to debtors). Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

          "Base Rate Loans": Loans the rate of interest applicable to which is based upon the Base Rate.

          "Benefitted Lender":  as defined in Section 10.7.

          "Board": the Board of Governors of the Federal Reserve System of the United States (or any successor).

          "Borrowers": initially, the Michigan Borrower, the New England Borrower and the Finance Borrower and, after the Reorganization, the Michigan LLC Borrower, the New England Borrower and the Finance Borrower.

          "Borrowing Date": any Business Day specified by the Borrowers as a date on which the Borrowers request the relevant Lenders to make Loans hereunder.

          "Bridge Credit Agreement": that certain $105,000,000 Bridge Credit Agreement, dated as of the date hereof, by and among certain of the Holding Companies, the lenders party thereto, Lehman Commercial Paper Inc, as administrative agent, and the other parties thereto, including any related notes, instruments and other agreements executed by the Holding Companies or any of their Subsidiaries in connection therewith, and in each case as amended, supplemented, or otherwise modified, from time to time in accordance with Section 8(n).

          "Bridge Loan Conversion Date": the date, if any, on which the bridge loans made pursuant to the Bridge Credit Agreement convert to term loans in accordance with such Bridge Credit Agreement.

          "Business Day":  (i) for all purposes other than as covered by clause
     (ii) below, a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in Dollar deposits in the London interbank eurodollar market.

          "Cable Michigan":  as defined in the recitals hereto.

          "Cable Michigan Credit Agreement": the Credit Agreement, dated as of June 30, 1997, as amended as of September 29, 1997, by and among Cable Michigan, as borrower, the lenders referred to therein and First Union National Bank, as administrative agent, as amended, modified or supplemented to the date hereof.

          "CapEx Carryforward Amount": as defined in Section 7.7.

          "Capital Expenditures": for any period, with respect to any Person, the aggregate (without duplication) of all expenditures by such Person and its Subsidiaries for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) which should be capitalized under GAAP on a combined consolidated balance sheet of such Person and its Subsidiaries (excluding expenditures made with the proceeds of insurance and awards of condemnation).

          "Capital Lease Obligations": as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

          "Capital Stock": any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

          "Cash Equivalents": (i) United States dollars, (ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than one year from the date of acquisition, (iii) certificates of deposit and eurodollar time deposits with maturities of not more than one year from the date of acquisition, bankers' acceptances with maturities of not more than one year from the date of acquisition and overnight bank deposits, in each case with (A) Brown Brothers Harriman or (B) any other domestic commercial bank having capital and surplus in excess of $500 million and a Thompson Bank Watch Rating of "B" or better, (iv) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause (iii) above, (v) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or one of the two highest ratings from Standard & Poor's with maturities of not more than one year from the date of acquisition and (vi) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (i)-(v) of this definition.

          "Closing Date": the date on which the conditions precedent set forth in Section 5.1 shall have been satisfied.

          "Code": the Internal Revenue Code of 1986, as amended from time to time.

          "Collateral": all Property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

          "Commitment": as to any Lender, the sum of the Tranche A Term Loan Commitment, the Tranche B Term Loan Commitment and the Revolving Credit Commitment of such Lender.

          "Commitment Fee Rate":   1/2 of 1% per annum.

          "Commonly Controlled Entity": an entity, whether or not incorporated, which is under common control with any of the Borrowers within the meaning of Section 4001 of ERISA or is part of a group which includes the Borrowers and which is treated as a single employer under Section 414 of the Code.

          "Compliance Certificate": a certificate duly executed by a Responsible Officer substantially in the form of Exhibit B.

          "Confidential Information Memorandum": the Confidential Information Memorandum dated September 1998 and furnished to the initial Lenders.

          "Consolidated Current Assets": at any date, all amounts (other than cash and Cash Equivalents) which would, in conformity with GAAP, be set forth opposite the caption "total current assets" (or any like caption) on a combined consolidated balance sheet of the Borrowers and their Subsidiaries at such date.

          "Consolidated Current Liabilities": at any date, all amounts which would, in conformity with GAAP, be set forth opposite the caption "total current liabilities" (or any like caption) on a combined consolidated balance sheet of the Borrowers and their Subsidiaries at such date, but excluding (a) the current portion of any Funded Debt of the Borrowers and their Subsidiaries and (b) without duplication of clause (a) above, all Indebtedness consisting of Revolving Credit Loans to the extent otherwise included therein.

          "Consolidated Debt Service": for any period, the sum of (a) Consolidated Interest Expense for such period plus (b) scheduled payments on account of principal of Indebtedness of the Borrowers or any of their Subsidiaries (including scheduled principal payments in respect of the Term Loans) for the period of the next four consecutive quarters, provided that for purposes of Section 7.1 the principal payments on the Tranche

     B Term Loans required to be made under Section 2.4 in fiscal year 2006 shall not be included in the calculation of Consolidated Debt Service.

          "Consolidated Debt Service Coverage Ratio": for any period, the ratio of (a) Adjusted Consolidated EBITDA for such period to (b) Consolidated Debt Service for such period.

          "Consolidated EBITDA": for any period, Consolidated Net Income for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) provisions for income tax expense (including without limitation, any franchise taxes imposed in lieu of income taxes), (b) Consolidated Interest Expense, amortization or writeoff of deferred financing fees, debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Loans and Letters of Credit) and Hedge Agreements, (c) depreciation and amortization expense, (d) amortization of intangibles (including, but not limited to, goodwill) and organization costs, (e) any extraordinary, unusual or non-recurring expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, losses on sales of assets outside of the ordinary course of business) and (f) any other non-cash charges (including non-cash interest expense and other non-cash items of the type described in clause (b) above), and minus, to the extent included in the statement of such Consolidated Net Income for such period, the sum of (i) interest income (except to the extent deducted in determining Consolidated Interest Expense), (ii) any extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business) and (iii) any other non-cash income, all as determined on a combined consolidated basis.

          "Consolidated Fixed Charge Coverage Ratio": for any period, the ratio of (a) Adjusted Consolidated EBITDA for such period to (b) Consolidated Fixed Charges for such period.

          "Consolidated Fixed Charges": for any period, the sum (without duplication) of (a) Consolidated Interest Expense for such period, (b) provision for cash income taxes paid by the Borrowers or any of their Subsidiaries on a consolidated basis during such period, (c) Capital Expenditures with respect to maintenance (other than those made with the proceeds of casualty insurance) and (d) scheduled payments made during such period on account of principal of Indebtedness of the Borrowers or any of their Subsidiaries (including scheduled principal payments in respect of the Term Loans, provided that for purposes of Section 7.1 the principal payments on the Tranche B Term Loans required to be made under Section 2.4 in fiscal year 2006 shall not be included in the calculation of Consolidated Fixed Charges).

          "Consolidated Interest Coverage Ratio": as at the last day of any fiscal period, the ratio of (a) Adjusted Consolidated EBITDA for the period of four consecutive fiscal quarters then ending to (b) Consolidated Interest Expense for such four-quarter period (or, in the case of the calculation thereof as at the last day of the fiscal quarters ending March 31, 1999, June 30, 1999 and September 30, 1999, for the periods of one, two and three quarters then ending multiplied by four, two and four-thirds, respectively).

          "Consolidated Interest Expense": for any period, total cash interest expense (including that attributable to Capital Lease Obligations) of the Borrowers and their Subsidiaries for such period with respect to all outstanding Indebtedness of the Borrowers and their Subsidiaries (including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing and net costs and benefits under Hedge Agreements in respect of interest rates to the extent such net costs and benefits are allocable to such period in accordance with GAAP), provided that there shall be included in Consolidated Interest Expense for such period (i) in the case of the acquisition during such period of any Person or business, the interest expense (calculated as set forth above) for the period (the "Pre-Acquisition Period") from the first day of the period in question to the date of such acquisition in respect of Indebtedness of such Person or Indebtedness assumed in connection with the acquisition of such business, as the case may be, that remains outstanding after such acquisition as an obligation of any of the Borrowers or any of their Subsidiaries and (ii) the amount of interest that would have accrued during the Pre-Acquisition Period on any Indebtedness incurred to finance such acquisition (on the assumption that the interest rate in effect on the date of incurrence of such Indebtedness was in effect throughout the Pre-Acquisition Period), provided, further, that there shall be excluded from Consolidated Interest Expense for such period (i) in the case of the Disposition during such period of any Person or business, the interest expense (calculated as set forth above) for the period (the "Pre-Disposition Period") from the first day of the period in question to the date of such Disposition in respect of Indebtedness of such Person or Indebtedness assumed by the buyer in connection with the Disposition of such business, as the case may be, and
     (ii) the amount of the interest accrued during the Pre-Disposition Period on any Indebtedness repaid with the Net Cash Proceeds of such Disposition and provided, further, that dividends paid pursuant to Section 7.6(e) during such period shall be deemed to constitute Consolidated Interest Expense for such period.

          "Consolidated Leverage Ratio": as at the last day of any fiscal quarter, the ratio of (a) Consolidated Total Debt then outstanding to (b) Adjusted Consolidated EBITDA for the period of four consecutive fiscal quarters ending on such day (or, in the case of the calculation thereof as at the last day of the fiscal quarter ending December 31, 1998 for the period of three consecutive fiscal quarters then ending multiplied by four-thirds).

          "Consolidated Net Income": for any period, the consolidated net income (or loss) of the Borrowers and their Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of any of the Borrowers or is merged into or consolidated with any of the Borrowers or any of their Subsidiaries, (b) the income (or loss) of any Person (other than a Subsidiary of any of the Borrowers) in which any of the Borrowers or any of their Subsidiaries has an ownership interest, except to the extent that any such income is actually received by any of the Borrowers or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary of any of the Borrowers to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary.

          "Consolidated Senior Debt": all Consolidated Total Debt other than Subordinated Debt.

          "Consolidated Senior Debt Ratio": as at the last day of any fiscal quarter, the ratio of (a) Consolidated Senior Debt then outstanding to (b) Adjusted Consolidated EBITDA for the period of four consecutive fiscal quarters ending on such day (or, in the case of the calculation thereof as at the last day of the fiscal quarter ending December 31, 1998, for the period of three consecutive fiscal quarters then ending multiplied by four-thirds).

          "Consolidated Total Debt": at any date, the aggregate principal amount of all Indebtedness of the Borrowers and their Subsidiaries at such date, determined on a combined consolidated basis in accordance with GAAP.

          "Consolidated Working Capital": at any date, the excess of Consolidated Current Assets on such date over Consolidated Current Liabilities on such date.

          "Continuing Managers": the managers of Avalon Cable on the Closing Date, after giving effect to the Acquisition Transactions completed on such Date and the other transactions contemplated hereby, and each other manager, if, in each case, such other manager's nomination for election to the board of managers of Avalon Cable is recommended by at least 66-2/3% of the then Continuing Managers or such other manager receives the vote of the Permitted Investors in his or her election by the equityholders of Avalon Cable.

          "Contractual Obligation": as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.

          "Control Investment Affiliate": as to any Person, any other Person which (a) directly or indirectly, is in control of, is controlled by, or is under common control with, such Person and (b) is organized by the former such Person primarily for the purpose of making equity or debt investments in one or more companies. For purposes of this definition, "control" of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

          "C-TEC Credit Agreement": the Credit Agreement, dated as of June 30, 1997, by and among C-TEC Corporation, as Borrower, the lenders referred to therein and First Union National Bank, as administrative agent.

          "Default": any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

          "Disposition": with respect to any Property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof; the terms "Dispose" and "Disposed of" shall have correlative meanings.

          "Dollars" and "$": dollars in lawful currency of the United States of America.

          "Domestic Subsidiary": any Subsidiary of any of the Borrowers organized under the laws of any jurisdiction within the United States of America.

          "ECF Percentage": with respect to any fiscal year of the Borrowers, 100%; provided, that, with respect to any fiscal year of the Borrowers, the ECF Percentage shall be 75% if the Consolidated Leverage Ratio on the last day of such fiscal year is not greater than 5.0 to 1.0.

          "Environmental Laws": any and all laws, rules, orders, regulations, statutes, ordinances, guidelines, codes, decrees, or other legally enforceable requirements (including, without limitation, common law) of any international authority, foreign government, the United States, or any state, local, municipal or other governmental authority, regulating, relating to or imposing liability or standards of conduct concerning protection of the environment or protection of human health, from environmental hazards, as has been, is now, or may at any time hereafter be, in effect.

          "Environmental Permits": any and all permits, licenses, approvals, registrations, notifications, exemptions and any other authorization required under any Environmental Law.

          "ERISA": the Employee Retirement Income Security Act of 1974, as amended from time to time.

          "ERISA Reorganization": with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

          "Eurocurrency Reserve Requirements": for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

          "Eurodollar Base Rate": with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Page 3750 of the Dow Jones Markets screen as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on Page 3750 of the Dow Jones Markets screen (or otherwise on such screen), the "Eurodollar Base Rate" for purposes of this definition shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Reference Lender is offered Dollar deposits at or about 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period in the London interbank eurodollar market for delivery on the first day of such Interest Period for the number of days comprised therein.

          "Eurodollar Loans": Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

          "Eurodollar Rate": with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

                             Eurodollar Base Rate
                   ----------------------------------------
                   1.00 - Eurocurrency Reserve Requirements

          "Eurodollar Tranche": the collective reference to Eurodollar Loans the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

          "Event of Default": any of the events specified in Section 8, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

          "Excess Cash Flow": for any fiscal year of the Borrowers, the excess, if any, of (a) the sum, without duplication, of (i) Consolidated Net Income for such fiscal year, (ii) an amount equal to the amount of all non-cash charges (including depreciation and amortization) deducted in arriving at such Consolidated Net Income, (iii) decreases in Consolidated Working Capital for such fiscal year, (iv) an amount equal to the aggregate net non-cash loss on the Disposition of Property by the Borrowers and their Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent deducted in arriving at such Consolidated Net Income, (v) the net increase during such fiscal year (if any) in deferred tax accounts of the Borrowers and (vi) any CapEx Carryforward Amount from the prior fiscal year that is not used in such fiscal year over (b) the sum, without duplication, of (i) an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income, (ii) the aggregate amount actually paid by the Borrowers and their Subsidiaries in cash during such fiscal year on account of Capital Expenditures (excluding the principal amount of Indebtedness incurred in connection with such expenditures and any such expenditures financed with the proceeds of any Reinvestment Deferred Amount), (iii) the aggregate amount of all prepayments of Revolving Credit Loans during such fiscal year to the extent accompanying permanent optional reductions of the Revolving Credit Commitments and all optional prepayments of the Term Loans during such fiscal year, (iv) the aggregate amount of all regularly scheduled principal payments of Funded Debt (including, without limitation, the Term Loans) of the Borrowers and their Subsidiaries made during such fiscal year (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder), (v) increases in Consolidated Working Capital for such fiscal year, (vi) an amount equal to the aggregate net non-cash gain on the Disposition of Property by the Borrowers and their Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent included in arriving at such Consolidated Net Income, (vii) the net decrease during such fiscal year (if any) in deferred tax accounts of the Borrowers, (viii) the CapEx Carryforward Amount for such fiscal year, (ix) any cash payments made during such period in permanent satisfaction of non-current liabilities of the Borrowers and their

     Subsidiaries, (x) any Restricted Payments permitted under Section 7.6 and made in cash during such fiscal year, (xi) any cash payments made during such fiscal year pursuant to Investments permitted under Section 7.8(e),
     (i) and (l) and (xiii) an amount equal to 50% of the aggregate Tranche B Prepayment Amounts and Incremental Facility B Prepayment Amounts payable during such fiscal year that are not accepted by Accepting Lenders (as such terms are defined in Section 2.17(d)).

          "Excess Cash Flow Application Date":  as defined in Section 2.11(c).

          "Exchange Note Indenture": the indenture, dated as of the date hereof, relating to the Exchange Notes by and among the borrowers under the Bridge Credit Agreement, as issuers, and the Exchange Note Trustee, as amended, supplemented or otherwise modified from time to time in accordance with Section 8(n).

          "Exchange Note Trustee": on any date of determination, the trustee under the Exchange Note Indenture.

          "Exchange Notes": those certain notes of the borrowers under the Bridge Credit Agreement, to be issued in exchange for certain term loans made pursuant to the Bridge Credit Agreement, as such notes may be amended, modified and supplemented from time to time.

          "Excluded Foreign Subsidiaries": any Foreign Subsidiary in respect of which either (i) the pledge of all of the Capital Stock of such Subsidiary as Collateral or (ii) the guaranteeing by such Subsidiary of the Obligations, would, in the good faith judgment of the Borrowers, result in adverse tax consequences to the Borrowers.

          "Existing Credit Facilities": the Cable Michigan Credit Agreement, the C-TEC Credit Agreement and the Avalon Credit Agreement.

          "Facility": each of the Revolving Credit Facility, the Tranche A Term Loan Facility, the Tranche B Term Loan Facility and, if established, the Incremental Facility.

          "Federal Funds Effective Rate": for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Reference Lender from three federal funds brokers of recognized standing selected by it.

          "Fee Letter": the fee letter, dated as of June 3, 1998, with respect to the Facilities.

          "Fill-in Equity Proceeds": proceeds from the issuance of shares of Capital Stock of any of the Holding Companies and/or from the making of capital contributions to any of the Holding Companies, in either case at or about the time of the issuance of the Permanent Securities, which shares are issued or capital contributions are made for the purpose of providing sufficient gross proceeds to cause the requirements of the definition of Permanent Securities Issuance Date to be satisfied.

          "Finance Holdings": as defined in the recitals hereto.

          "Foreign Subsidiary": any Subsidiary of any of the Borrowers that is not a Domestic Subsidiary.

          "Funding Office":  the office of the Administrative Agent set forth in
     Section 10.2.

          "GAAP": generally accepted accounting principles in the United States of America as in effect from time to time, except that for purposes of
     Section 7.1, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements delivered pursuant to
     Section 4.1(b).

          "Governmental Authority": any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

          "Guarantee and Collateral Agreement": the Guarantee and Collateral Agreement to be executed and delivered by the Holding Companies, the Borrowers and each Subsidiary Guarantor, substantially in the form of Exhibit A, as the same may be amended, supplemented or otherwise modified from time to time.

          "Guarantee Obligation": as to any Person (the "guaranteeing person"), any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the "primary obligations") of any other third Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase Property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection or standard contractual indemnities entered into, in each case, in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person's maximum reasonably anticipated liability in respect thereof as determined by the Borrowers in good faith.

          "Guarantors": the collective reference to (a) the Subsidiary Guarantors and (b)(i) prior to the Reorganization, the Holding Companies and (ii) upon consummation of the Reorganization, Avalon Cable, Avalon New England, New England Holdings, Finance Holdings and the Michigan Borrower.

          "Hedge Agreements": all swaps, caps or collar agreements or similar arrangements entered into by the Borrowers providing for protection against fluctuations in interest rates or currency exchange rates or the exchange of nominal interest obligations, either generally or under specific contingencies and total return swaps with respect to any debt or equity securities.

          "Holding Companies": collectively, Avalon Cable, Avalon New England, Michigan Holdings, New England Holdings and Finance Holdings and, upon consummation of the Reorganization, the Michigan Borrower.

          "Incremental B Term Loan": any loan under the Incremental Facility that has a customary "B loan" structure, namely, the amortization on such loan is nominal until the year prior to the final maturity thereof and the interest rate margin applicable to which is fixed (other than limited reductions therein based upon the satisfaction of performance-based financial ratio tests).

          "Incremental Facility":   an additional term loan facility, if any,
     established pursuant to Section 2.2.

          "Incremental Facility B Lender": each Incremental Facility Lender which is the holder of an Incremental B Term Loan.

          "Incremental Facility Lender":   each lender which has a commitment
     under the Incremental Facility or is the holder of an Incremental Term
     Loan.

          "Incremental Term Loan":  any loan made under an Incremental Facility.

          "Indebtedness": of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of Property or services (other than accounts or trade payables and accrued expenses incurred in the ordinary course of such Person's business and not overdue more than 180 days), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such Property), (e) all Capital Lease Obligations of such Person, (f) the face amount of all obligations of such Person, contingent or otherwise, as an account party under acceptance, letter of credit or similar facilities, (g) all obligations then due and owing of such Person to purchase, redeem, retire or otherwise acquire for value any Capital Stock of such Person, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above; (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on Property (including, without limitation, accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation and (j) for the purposes of Section 8(e) only, all obligations of such Person in respect of Hedge Agreements; provided, however, that in no event shall Avalon Cable Indebtedness be deemed to constitute Indebtedness. The amount of any Indebtedness under clause (j) shall be the net amount, including any net termination payments that would be required to be paid to a counterparty on such date if a termination of the applicable Hedge Agreement were to occur on such date rather than the notional amount of the applicable Hedge Agreement.

          "Indemnified Liabilities":  as defined in Section 10.5.

          "Indemnitee":  as defined in Section 10.5.

          "Insolvency": with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

          "Insolvent":  pertaining to a condition of Insolvency.

          "Intellectual Property": the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including, without limitation, copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

          "Interest Payment Date": (a) as to any Base Rate Loan, the last day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day which is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period and (d) as to any Loan (other than any Revolving Credit Loan that is a Base Rate Loan), the date of any repayment or prepayment made in respect thereof.

          "Interest Period": as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six or (if available to all Lenders under the relevant Facility) nine months thereafter, as selected by the Borrowers in their notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and
     (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six or (if available to all Lenders under the relevant Facility) nine months thereafter, as selected by the Borrowers by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

               (i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

               (ii) any Interest Period that would otherwise extend beyond the Scheduled Revolving Credit Termination Date or beyond the date final payment is due on the Tranche A Term Loans or the Tranche B Term Loans, as the case may be, shall end on the Revolving Credit Termination Date or such due date, as applicable;

               (iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

               (iv) the Borrowers shall select Interest Periods so as not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Loan in connection with any scheduled payment of principal with respect thereto.

          "Investments":  as defined in Section 7.8.

          "Issuing Lender": any Lender designated as the "Issuing Lender" in a written notice from the Administrative Agent and the Borrowers to the Lenders.

          "L/C Commitment":  $10,000,000.

          "L/C Fee Payment Date": the last day of each March, June, September and December and the last day of the Revolving Credit Commitment Period.

          "L/C Obligations": at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit which have not then been reimbursed pursuant to Section 3.5.

          "L/C Participants": the collective reference to all the Revolving Credit Lenders other than the Issuing Lender.

          "Lender Addendum": with respect to any initial Lender, a Lender Addendum, substantially in the form of Exhibit I, to be executed and delivered by such Lender on the Closing Date as provided in Section 10.16.

          "Lenders":  as defined in the preamble hereto.

          "Letters of Credit":  as defined in Section 3.1(a).

          "Lien": any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

          "Loan":  any loan made by any Lender pursuant to this Agreement.

          "Loan Documents": this Agreement, the Security Documents, the Applications and the Notes.

          "Loan Parties": the Holding Companies, the Borrowers and each Subsidiary of any of the Borrowers which is a party to a Loan Document.

          "Majority Facility Lenders": with respect to any Facility, the holders of more than 66 2/3% (or 50% after the Permanent Securities Issuance Date) of the aggregate unpaid principal amount of the Term Loans or the Total Revolving Extensions of Credit, as the case may be, outstanding under such Facility (or, (i) in the case of the Revolving Credit Facility prior to any termination of the Revolving Credit Commitments, the holders of more than 66 2/3% (or 50% after the Permanent Securities Issuance Date) of the Total Revolving Credit Commitments and
     (ii) in the case of the Tranche A Term Loan Facility prior to any expiration or termination of the Tranche A Term Loan Commitments, the holders of more than 66 2/3% (or 50% after the Permanent Securities Issuance Date) of the sum of (A) the aggregate unpaid principal amount of the Tranche A Term Loans and (B) the then unused amount of the Tranche A Term Loan Commitments).

          "Majority Revolving Credit Facility Lenders": the Majority Facility Lenders in respect of the Revolving Credit Facility.

          "Material Adverse Effect": a material adverse effect on (a) the Acquisition Transactions, taken as a whole, (b) the business, operations, property, or condition (financial or otherwise) of the Borrowers and their Subsidiaries taken as a whole or (c) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies, taken as a whole, of the Administrative Agent or the Lenders hereunder or thereunder.

          "Materials of Environmental Concern": any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, asbestos, pollutants, contaminants, radioactivity, and any other substances of any kind, whether or not any such substance is defined as hazardous or toxic under any Environmental Law, that is regulated pursuant to or could reasonably be expected to give rise to liability under any Environmental Law.

          "Mercom": as defined in the recitals hereto.

          "Mercom Acquisition":  as defined in the recitals hereto.

          "Mercom Acquisition Agreement": the Agreement and Plan of Merger, dated as of September 10, 1998, by and among Cable Michigan, Mercom and Mercom Acquisition, Inc.

          "Mercom Intercompany Loan": the Term Credit Agreement between Mercom and Cable Michigan, originally dated as of November 26, 1989, as amended and restated as of August 16, 1995, as further amended and restated as of September 29, 1997 and as the same may be further amended from time to time; provided that any such further amendment shall not modify the Mercom Intercompany Loan as in effect as of September 29, 1997 in any material respect, taken as a whole, adverse to the Borrowers and their Subsidiaries or the Administrative Agent or the Lenders.

          "Mercom Management Agreement": the Management Agreement between Mercom and Cable Michigan, dated as of January 1, 1997, as may be amended from time to time; provided that any such amendment shall not modify the Mercom Management Agreement as in effect as of January 1, 1997 in any material respect, taken as a whole, adverse to the Borrowers and their Subsidiaries or the Administrative Agent or the Lenders.

          "Merger" as defined in the recitals hereto.

          "Michigan Holdings": as defined in the recitals hereto.

          "Multiemployer Plan": a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

          "Net Cash Proceeds": (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received and excluding any portion of such deferred payment constituting interest) of such Asset Sale or Recovery Event, net of attorneys' fees, accountants' fees, investment banking fees, amounts required to be applied to the repayment of

     Indebtedness secured by a Lien expressly permitted hereunder on any asset which is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document), relocation expenses and other customary fees and expenses actually incurred in connection therewith and net of (i) taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (ii) any reserve established in accordance with GAAP or amounts deposited in escrow for adjustment in respect of the sale price of such asset or assets or for indemnities with respect to any Asset Sale (provided that such amounts shall be Net Cash Proceeds to the extent and at the time released or not required to be so used) and (b) in connection with any issuance or sale of equity securities or debt securities or instruments or the incurrence of loans, the cash proceeds received from such issuance or incurrence, net of attorneys' fees, investment banking fees, accountants' fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

          "New England Holdings":  as defined in the recitals hereto.

          "Non-Excluded Taxes":  as defined in Section 2.19(a).

          "Non-U.S. Lender":  as defined in Section 2.19(d).

          "Notes": the collective reference to any promissory note evidencing Loans.

          "Obligations": the unpaid principal of and interest on (including, without limitation, interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to any of the Borrowers, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrowers to the Administrative Agent or to any Lender (or, in the case of Hedge Agreements, any affiliate of any Lender), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit, any Hedge Agreement entered into with any Lender or any affiliate of any Lender or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrowers pursuant hereto) or otherwise.

          "Other Taxes": any and all present or future stamp or documentary, excise or property taxes, charges or levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

          "Participant":  as defined in Section 10.6(b).

          "Payment Office":  the office of the Administrative Agent set forth in
     Section 10.2.

          "PBGC": the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

          "Pegasus": as defined in Section 4.1(e).

          "Permanent Securities": the Senior Subordinated Notes and the Senior Discount Notes.

          "Permanent Securities Issuance Date": the date on which (a) the Borrowers and the Holding Companies shall have received at least $200,000,000 in gross proceeds from the issuance of the Permanent Securities and/or Fill-in Equity Proceeds and (b) the Holding Companies shall have received at least $100,000,000 in gross proceeds from the issuance of the Senior Discount Notes and/or Fill-in Equity Proceeds.

          "Permitted Investors": the collective reference to ABRY and its Control Investment Affiliates.

          "Permitted Refinancing Indebtedness": any Indebtedness of any of the Holding Companies issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace or refund any ABRY Bridge Subordinated Debt; provided that: (A) the initial principal amount (or accreted value, if applicable) of such Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus accrued and unpaid interest on the ABRY Bridge Subordinated Debt so extended, refinanced, renewed, replaced or refunded (plus the amount of reasonable fees and expenses incurred in connection therewith); (B) such Indebtedness is subordinated in right of payment to the obligations of such Holding Company under the Guarantee and Collateral Agreement on terms at least as favorable to the Lenders as those contained in the documentation governing the ABRY Bridge Subordinated Debt being extended, refinanced, renewed, replaced, defeased or refunded; (C) no portion of such Indebtedness matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is six months after the tenth anniversary of the Closing Date; (D) the interest on such Permitted Refinancing Indebtedness shall not be paid in cash prior to maturity and no sinking fund shall be required to be established for the payment of interest; (E) the rate of interest on which shall at no time be greater than 1% above the rate of interest then applicable to the loans under the Bridge Credit Agreement or any Indebtedness the net proceeds of which are used to refinance such loans;
     (F) all other terms and conditions of such Indebtedness shall be at least as favorable to the Holding Companies as those contained in the documentation governing the ABRY Bridge Subordinated Debt.

          "Person": an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

          "Plan": at a particular time, any employee benefit plan which is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in
     Section 3(5) of ERISA.

          "Prepayment Option Notice":  as defined in Section 2.15(d).

          "Pricing Grid":  the pricing grid attached hereto as Annex A.

          "Pro Forma Balance Sheet":  as defined in Section 4.1(a).

          "Projections":  as defined in Section 6.2(c).

          "Property": any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock.

          "Recovery Event": any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of the Borrowers or any of their Subsidiaries, provided that such settlement or payment has a value in excess of $500,000.

          "Reference Lender":  Bankers Trust Company.

          "Register":  as defined in Section 10.6(d).

          "Regulation U": Regulation U of the Board as in effect from time to time.

          "Reimbursement Obligation": the obligation of the Borrowers to reimburse the Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit.

          "Reinvestment Deferred Amount": with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by any of the Borrowers or any of their Subsidiaries in connection therewith which are not applied to prepay the Term Loans or reduce the Revolving Credit Commitments pursuant to Section 2.11(b) as a result of the delivery of a Reinvestment Notice.

          "Reinvestment Event": any Asset Sale or Recovery Event in respect of which the Borrowers have delivered a Reinvestment Notice.

          "Reinvestment Notice": a written notice executed by a Responsible Officer stating that no Default or Event of Default has occurred and is continuing and that the Borrowers (directly or indirectly through a Subsidiary) intend and expect to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to acquire assets useful in their business.

          "Reinvestment Prepayment Amount": with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire assets (directly or through the purchase of the Capital Stock of a Person) useful in the Borrowers' business.

          "Reinvestment Prepayment Date": with respect to any Reinvestment Event, the earlier of (a) the date occurring one year after such Reinvestment Event and (b) the date on which the Borrowers shall have determined not to, or shall have otherwise ceased to, acquire assets useful in the Borrowers' business with all or any portion of the relevant Reinvestment Deferred Amount.

          "Reorganization": the related series of substantially simultaneous transactions pursuant to which (i) all of the assets of the Michigan Borrower (other than, at the option of the Michigan Borrower, the Capital Stock of Mercom and any Subsidiary of the Michigan Borrower organized for purposes of consummating the Mercom Acquisition) and Mercom (other than, at the option of the Michigan Borrower, the Capital Stock of Wholly Owned Subsidiaries of Mercom) are transferred to the Michigan LLC Borrower; (ii) all of the liabilities of the Michigan Borrower and Mercom (other than liabilities hereunder and, at the option of the Michigan Borrower, intercompany debt) are transferred to and expressly assumed by the Michigan LLC Borrower; (iii) the Michigan Borrower ceases to be a Borrower hereunder and becomes a Guarantor and a guarantor under the Bridge Credit Agreement and the Exchange Notes and (iv) Michigan Holdings ceases to be a borrower under the Bridge Credit Agreement and an obligor under the

     Exchange Notes and becomes a guarantor of the Indebtedness under the Bridge Credit Agreement and the Exchange Notes, provided that all the foregoing shall be completed pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and that the Administrative Agent shall have received, on behalf of the Lenders, such legal opinions with respect thereto as the Administrative Agent shall have reasonably requested to cover those matters relating to the Loan Documents that are addressed in the legal opinions delivered on the Closing Date pursuant to Section 5.1(n) (which legal opinions delivered in connection with the Reorganization shall be in substantially the same form as those delivered on the Closing Date).

          "Reportable Event": any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. (S) 4043.

          "Required Facilities Majority Lenders": the Majority Facility Lenders in respect of each Facility.

          "Required Lenders": at any time, the holders of more than (A) until the Permanent Securities Issuance Date, 66 2/3% and (B) thereafter, 50% of
     (a) until the Closing Date, the Commitments and (b) thereafter, the sum of
     (i) the aggregate unpaid principal amount of the Term Loans then outstanding, (ii) until the Tranche A Term Loan Commitments shall have expired or been terminated, the then unused amount of the Tranche A Term Loan Commitments and (iii) the Total Revolving Credit Commitments then in effect or, if the Revolving Credit Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding.

          "Requirement of Law": as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

          "Responsible Officer": the chief executive officer, president, vice president of finance or chief financial officer of any of the Borrowers, but in any event, with respect to financial matters, the chief financial officer or vice president of finance of either of the Borrowers.

          "Restricted Payments":  as defined in Section 7.6.

          "Revolving Credit Commitment": as to any Lender, the obligation of such Lender, if any, to make Revolving Credit Loans and participate in Letters of Credit, in an aggregate principal and/or face amount not to exceed the amount set forth under the heading "Revolving Credit Commitment" opposite such Lender's name on Schedule 1 to the Lender Addendum delivered by such Lender, or, as the case may be, in the Assignment and Acceptance pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The original amount of the Total Revolving Credit Commitments is $30,000,000.

          "Revolving Credit Commitment Period": the period from and including the Closing Date to the Revolving Credit Termination Date.

          "Revolving Credit Facility ": the Revolving Credit Commitments and the extensions of credit made thereunder.

          "Revolving Credit Lender": each Lender which has a Revolving Credit Commitment or which is the holder of Revolving Credit Loans.

          "Revolving Credit Loans":  as defined in Section 2.5.

          "Revolving Credit Percentage": as to any Revolving Credit Lender at any time, the percentage which such Lender's Revolving Credit Commitment then constitutes of the Total Revolving Credit Commitments (or, at any time after the Revolving Credit Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender's Revolving Credit Loans then outstanding constitutes of the aggregate principal amount of the Revolving Credit Loans then outstanding).

          "Revolving Credit Termination Date":  October 31, 2005.

          "Revolving Extensions of Credit": as to any Revolving Credit Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Credit Loans made by such Lender then outstanding and (b) such Lender's Revolving Credit Percentage of the L/C Obligations then outstanding.

          "SEC": the Securities and Exchange Commission (or successors thereto or an analogous Governmental Authority).

          "Security Documents": the collective reference to the Guarantee and Collateral Agreement and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any Property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

          "Senior Discount Note Indenture": the Indenture to be entered into by the Senior Discount Note Issuers in connection with the issuance of the Senior Discount Notes, together with all instruments and other agreements to be entered into by the issuers governing the terms of the Senior Discount Notes in connection therewith, as amended, supplemented or otherwise modified from time to time in accordance with Section 8(n).

          "Senior Discount Note Issuers": (i) prior to the Reorganization, New England Holdings, Michigan Holdings and Finance Holdings and (ii) after the Reorganization, New England Holdings and Finance Holdings.

          "Senior Discount Notes": the senior discount notes of the Senior Discount Note Issuers referred to in the proviso to Section 7.2(f)(i).

          "Senior Subordinated Note Indenture": the Indenture to be entered into by the Borrowers in connection with the issuance of the Senior Subordinated Notes, together with all instruments and other agreements governing the terms of the Senior Subordinated Notes to be entered into by the Borrowers in connection therewith, as the same may be amended, supplemented or otherwise modified from time to time in accordance with Section 7.9.

          "Senior Subordinated Note Issuance Date": the date upon which the Borrowers shall have received at least $100,000,000 in gross proceeds from the issuance of the Senior Subordinated Notes.

          "Senior Subordinated Notes": the senior subordinated notes of the Borrowers referred to in Section 7.2(f)(i).

          "Single Employer Plan": any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

          "Solvent": when used with respect to any Person, means that, as of any date of determination, (a) the amount of the "present fair saleable value" of the assets of such Person will, as of such date, exceed the amount of all "liabilities of such Person, contingent or otherwise", as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the "present fair saleable value", as such quoted term is determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such

     Person will be able to pay its debts as they mature. For purposes of this definition, (i) "debt" means liability on a "claim", and (ii) "claim" means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured and (iii) the Borrowers may assume, so long as no Default or Event of Default shall have occurred and be continuing at the time such assumption is made, that all or a portion of the outstanding Term Loans or other Indebtedness of the Borrowers will be refinanced at the maturity thereof.

          "Specified Change of Control": a "Change of Control" as defined in the Senior Subordinated Note Indenture or the Senior Discount Note Indenture.

          "Subsidiary": as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of any of the Borrowers.

          "Subsidiary Guarantor": each Subsidiary of any of the Borrowers other than any Excluded Foreign Subsidiary, provided that neither Mercom nor any of its Subsidiaries shall be considered a Subsidiary Guarantor until the consummation of the Mercom Acquisition.

          "Supermajority Lenders": at any time, the holders of more than (A) until the Permanent Securities Issuance Date, 90% and (B) thereafter, 66 2/3% of (a) until the Closing Date, the Commitments and (b) thereafter, the sum of (i) the aggregate unpaid principal amount of the Term Loans then outstanding, (ii) until the Tranche A Term Loan Commitments shall have expired or been terminated, the then unused amount of the Tranche A Term Loan Commitments and (iii) the Total Revolving Credit Commitments then in effect or, if the Revolving Credit Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding.

          "Term Loan Facilities": the collective reference to the Tranche A Term Loan Facility, the Tranche B Term Loan Facility and, if established, the Incremental Facility.

          "Term Loan Lenders": the collective reference to the Tranche A Term Loan Lenders, the Tranche B Term Loan Lenders, and any Incremental Facility lenders.

          "Term Loans": the collective reference to the Tranche A Term Loans, Tranche B Term Loans and any Incremental Term Loans made pursuant to
     Section 2.2.

          "Total Revolving Credit Commitments": at any time, the aggregate amount of the Revolving Credit Commitments then in effect.

          "Total Revolving Extensions of Credit": at any time, the aggregate amount of the Revolving Extensions of Credit of the Revolving Credit Lenders outstanding at such time.

          "Tranche A Term Loan":  as defined in Section 2.1.

          "Tranche A Term Loan Borrowing Period":  as defined in Section 2.1.

          "Tranche A Term Loan Commitment": as to any Lender, the obligation of such Lender, if any, to make Tranche A Term Loans to the Borrowers hereunder in an aggregate principal amount not to exceed the amount set forth under the heading "Tranche A Term Loan Commitment" opposite such Lender's name on Schedule 1 to the Lender Addendum delivered by such Lender, or, as the case may be, in the Assignment and Acceptance pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The aggregate amount of the Tranche A Term Loan Commitments on the Closing Date shall be $120,888,000.

          "Tranche A Term Loan Facility ": the Tranche A Term Loan Commitments and the Tranche A Term Loans made thereunder.

          "Tranche A Term Loan Lender": each Lender which has a Tranche A Term Loan Commitment or is the holder a Tranche A Term Loan.

          "Tranche A Term Loan Percentage": as to any Tranche A Term Loan Lender at any time, the percentage which such Lender's Tranche A Term Loan Commitment then constitutes of the aggregate Tranche A Term Loan Commitments (or, at any time after the Closing Date, the percentage which the aggregate principal amount of such Lender's Tranche A Term Loans then outstanding constitutes of the aggregate principal amount of the Tranche A Term Loans then outstanding).

          "Tranche B Term Loan":  as defined in Section 2.1.

          "Tranche B Term Loan Commitment": as to any Tranche B Term Loan Lender, the obligation of such Lender, if any, to make a Tranche B Term Loan to the Borrowers hereunder in a principal amount not to exceed the amount set forth under the heading "Tranche B Term Loan Commitment" opposite such Lender's name on Schedule 1 to the Lender Addendum delivered by such Lender, or, as the case may be, in the Assignment and Acceptance pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The aggregate amount of the Tranche B Term Loan Commitments on the Closing Date shall be $170,000,000.

          "Tranche B Term Loan Facility ": the Tranche B Term Loan Commitments and the Tranche B Term Loans made thereunder.

          "Tranche B Term Loan Lender": each Lender which has a Tranche B Term Loan Commitment or which is the holder of a Tranche B Term Loan.

          "Tranche B Term Loan Percentage": as to any Lender at any time, the percentage which such Lender's Tranche B Term Loan Commitment then constitutes of the aggregate Tranche B Term Loan Commitments (or, at any time after the Closing Date, the percentage which the aggregate principal amount of such Lender's Tranche B Term Loans then outstanding constitutes of the aggregate principal amount of the Tranche B Term Loans then outstanding); provided, that solely for purposes of calculating the amount of each installment of Tranche B Term Loans (other than the last installment) payable to a Term Loan Lender pursuant to Section 2.4(b), such Term Loan Lender's Tranche B Term Loan Percentage shall be calculated without giving effect to any portion of any prior mandatory or optional prepayment attributable to such Term Loan Lender's Tranche B Term Loans which shall have been declined by such Term Loan Lender (or, in the case of any Term Loan Lender which shall have acquired its Tranche B Term Loans by assignment from another Person, by such other Person).

          "Transferee":  as defined in Section 10.15.

          "Type": as to any Loan, its nature as a Base Rate Loan or a Eurodollar Loan.

          "Uniform Customs": the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, as the same may be amended from time to time.

          "Wholly Owned Subsidiary": as to any Person, any other Person all of the Capital Stock of which (other than directors' qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

          "Wholly Owned Subsidiary Guarantor": any Subsidiary Guarantor that is a Wholly Owned Subsidiary of any of the Borrowers.

          1.2 Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

          (b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to the Holding Companies, the Borrowers and their Subsidiaries not defined in Section 1.1 and accounting terms partly defined in
Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.

          (c) The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

          (d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

                  SECTION 2.  AMOUNT AND TERMS OF COMMITMENTS

          2.1 Term Loan Commitments. Subject to the terms and conditions hereof, (a) (i) each Tranche A Term Loan Lender severally agrees to make a term loan (each loan made pursuant to this Section, a "Tranche A Term Loan") to the Borrowers on the Closing Date in an amount not to exceed the amount of the Tranche A Term Loan Commitment of such Lender and, in any event, not less than such Lender's pro rata share of $95,888,000 and (ii) each Tranche A Term Loan Lender severally agrees to make Tranche A Term Loans to the Borrowers from time to time during the period from the Closing Date to and including March 31, 1999 (the "Tranche A Term Loan Borrowing Period") in an aggregate amount not to exceed the amount of such Lender's Tranche A Term Loan Commitment that remains unused after the Closing Date and (b) each Tranche B Term Loan Lender severally agrees to make a term loan (a "Tranche B Term Loan") to the Borrowers on the Closing Date in an amount not to exceed the amount of the Tranche B Term Loan Commitment of such Lender. The Term Loans may from time to time be Eurodollar Loans or Base Rate Loans, as determined by the Borrowers and notified to the Administrative Agent in accordance with Sections 2.12 and 2.13.

          2.2 Incremental Term Loan Commitments. (a) The Borrowers may, by notice to the Administrative Agent, request that an additional term loan facility be established under this Agreement in accordance with the provisions of this Section. The maximum amount of such facility shall be $75,000,000, and it may be increased to such amount in one or more stages. Prior to the Permanent Securities Issuance Date such facility may be in an amount up to $25,000,000 if approved by the Administrative Agent, and after the Permanent Securities Issuance Date such facility may be in an amount up to $50,000,000 if approved by the Administrative Agent and up to $75,000,000 if approved by the Administrative Agent and by the Required Lenders in accordance with Section 10.1, provided (i) only those lenders which commit to do so at the time such facility is requested to be established (including Persons that are not Lenders prior to making such commitment) shall participate in such facility (the "Participating Lenders") and all other terms and conditions applicable to such facility shall be consistent with the terms and conditions of this Agreement, (ii) no loan made thereunder shall have a final maturity earlier than the final maturity of the Tranche B Term Loans, (iii) the proceeds of the loans under such facility may be used only to finance acquisitions permitted hereunder, repay related Indebtedness and pay fees and expenses related thereto,
(iv) no loans may be made under such facility after the third anniversary of the Closing Date and (v) the interest rate, commitment fee rate and amortization schedule for such facility shall be determined by the Borrowers and the Participating Lenders. Upon receipt of such notice the Administrative Agent shall seek to obtain the agreement of the Required Lenders to approve a request to establish an additional term loan facility in an aggregate principal amount greater than $50,000,000 but not in excess of $75,000,000.

          (b) If (and only if) the Administrative Agent or the Required Lenders, as required, shall have agreed to establish such additional term loan facility, such term loan facility shall be established pursuant to documentation consistent herewith and otherwise in form and substance reasonably satisfactory to the Administrative Agent and shall become effective on a date mutually agreed upon with the Borrowers.

          2.3 Procedure for Term Loan Borrowing. (a) The Borrowers shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 10:00 A.M., New York City time, one Business Day prior to the anticipated Closing Date) requesting that the Term Loan Lenders make the Term Loans on the Closing Date and specifying the amount to be borrowed. The Term Loans made on the Closing Date shall initially be Base Rate Loans, and no Term Loan may be converted into or continued as a Eurodollar Loan having an Interest Period in excess of one month prior to the date which is 30 days after the Closing Date. Upon receipt of such notice the Administrative Agent shall promptly notify each Term Loan Lender thereof. Not later than 12:00 Noon, New York City time, on the Closing Date each Term Loan Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Term Loan or Term Loans to be made by such Lender. The Administrative Agent shall make available to the Borrowers the aggregate of the amounts made available to the Administrative Agent by the Term Loan Lenders in like funds as received by the Administration Agent.

          (b) After the Closing Date and during the Tranche A Term Loan Borrowing Period, the Borrowers may borrow under the Tranche A Term Loan Commitments to finance Acquisition Transactions (including repayment of related Indebtedness and fees and expenses related thereto) on not more than five Borrowing Dates, provided that the Borrowers shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 12:00 Noon, New York City time, (a) three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (b) one Business Day prior to the requested Borrowing Date, in the case of Base Rate Loans), specifying (i) the amount of the Tranche A Term Loans to be borrowed, (ii) the requested Borrowing Date and (iii) in the case of Eurodollar Loans, the length of the initial Interest Period therefor. Each borrowing after the Closing Date under the Tranche A Term Loan Commitments shall be in an amount equal to (x) in the case of Base Rate Loans, $1,000,000 or a whole multiple thereof (or, if the then aggregate unused Tranche A Term Loan Commitments are less than $1,000,000, such lesser amount) and (y) in the case of Eurodollar Loans, $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Upon receipt of any such notice from the Borrowers, the Administrative Agent shall promptly notify each Tranche A Term Loan Lender thereof. Each Tranche A Term Loan Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Borrowers at the Funding Office prior to 12:00 Noon, New York City time, on the Borrowing Date requested by the Borrowers in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrowers by the Administrative Agent in like funds as received by the Administrative Agent.

          2.4 Repayment of Term Loans. (a) The Tranche A Term Loans of each Tranche A Lender shall mature in 20 consecutive quarterly installments, commencing on January 31, 2001, each of which shall be in an amount equal to such Lender's Tranche A Term Loan Percentage multiplied by the product of (i) the aggregate principal of the Tranche A Term Loans made hereunder and (ii) the percentage set forth below opposite such installment:

              Installment                Percentage
              -----------                ----------

            January 31, 2001                  1.25%

            April 30, 2001                    1.25%

            July 31, 2001                     1.25%

            October 31, 2001                  1.25%

            January 31, 2002                  2.50%

            April 30, 2002                    2.50%

            July 31, 2002                     2.50%

            October 31, 2002                  2.50%

            January 31, 2003                  5.00%

            April 30, 2003                    5.00%

            July 31, 2003                     5.00%

            October 31, 2003                  5.00%

            January 31, 2004                  6.25%

            July 31, 2004                     6.25%

            April 30, 2004                    6.25%

            October 31, 2004                  6.25%

            January 31, 2005                 10.00%

            April 30, 2005                   10.00%

            July 31, 2005                    10.00%

            October 31, 2005                 10.00%

          (b) The Tranche B Term Loan of each Tranche B Lender shall mature in 24 consecutive quarterly installments, commencing on January 31, 2001, each of which shall be in an amount equal to such Lender's Tranche B Term Loan Percentage multiplied by the product of (i) the aggregate principal of the Tranche B Term Loans made hereunder and (ii) the percentage set forth below opposite such installment:

              Installment                Percentage
              -----------                ----------

            January 31, 2001                   .25%

            April 30, 2001                     .25%

            July 31, 2001                      .25%

            October 31, 2001                   .25%

            January 31, 2002                   .25%

            April 30, 2002                     .25%

            July 31, 2002                      .25%

            October 31, 2002                   .25%

            January 31, 2003                   .25%

            April 30, 2003                     .25%

            July 31, 2003                      .25%

            October 31, 2003                   .25%

            January 31, 2004                   .25%

            April 30, 2004                     .25%

            July 31, 2004                      .25%

            October 31, 2004                   .25%

            January 31, 2005                   .25%

            April 30, 2005                     .25%

            July 31, 2005                      .25%

            October 31, 2005                   .25%

            January 31, 2006                   .25%

            April 30, 2006                     .25%

            July 31, 2006                     47.25%

            October 31, 2006                  47.25%


          2.5 Revolving Credit Commitments. (a) Subject to the terms and conditions hereof, each Revolving Credit Lender severally agrees to make revolving credit loans ("Revolving Credit Loans") to the Borrowers from time to time during the Revolving Credit Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Lender's Revolving Credit Percentage of the L/C Obligations then outstanding, does not exceed the amount of such Lender's Revolving Credit Commitment. During the Revolving Credit Commitment Period the Borrowers may use the Revolving Credit Commitments by borrowing, prepaying the Revolving Credit Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. The Revolving Credit Loans may from time to time be Eurodollar Loans or Base Rate Loans, as determined by the Borrowers and notified to the Administrative Agent in accordance with Sections 2.6 and 2.14, provided that no Revolving Credit Loan shall be made as a Eurodollar Loan after the day that is one month prior to the Revolving Credit Termination Date.

          (b) The Borrowers shall repay all outstanding Revolving Credit Loans on the Revolving Credit Termination Date.

          2.6 Procedure for Revolving Credit Borrowing. The Borrowers may borrow under the Revolving Credit Commitments during the Revolving Credit Commitment Period on any Business Day, provided that the Borrowers shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 12:00 Noon, New York City time, (a) three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or
(b) one Business Day prior to the requested Borrowing Date, in the case of Base Rate Loans), specifying (i) the amount and Type of Revolving Credit Loans to be borrowed, (ii) the requested Borrowing Date and (iii) in the case of Eurodollar Loans, the length of the initial Interest Period therefor. Each borrowing under the Revolving Credit Commitments shall be in an amount equal to (x) in the case of Base Rate Loans, $1,000,000 or a whole multiple thereof (or, if the then aggregate Available Revolving Credit Commitments are less than $1,000,000, such lesser amount) and (y) in the case of Eurodollar Loans, $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Upon receipt of any such notice from the Borrowers, the Administrative Agent shall promptly notify each Revolving Credit Lender thereof. Each Revolving Credit Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Borrowers at the Funding Office prior to 12:00 Noon, New York City time, on the Borrowing Date requested by the Borrowers in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrowers by the Administrative Agent in like funds as received by the Administrative Agent.

          2.7 Repayment of Loans; Evidence of Debt. (a) The Borrowers hereby unconditionally promise to pay to the Administrative Agent for the account of the appropriate Revolving Credit Lender or Term Loan Lender, as the case may be,
(i) the then unpaid principal amount of each Revolving Credit Loan of such Revolving Credit Lender on the Revolving Credit Termination Date (or such earlier date on which the Loans become due and payable pursuant to Section 8) and (ii) the principal amount of each Tranche A Term Loan and each Tranche B Term Loan of such Term Loan Lender in installments according to the amortization schedule set forth in Section 2.4 (or on such earlier date on which the Loans become due and payable pursuant to Section 8). The Borrowers hereby further agree to pay interest on the unpaid principal amount of the Loans from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in Section 2.14.

          (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrowers to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

          (c) The Administrative Agent, on behalf of the Borrowers, shall maintain the Register pursuant to Section 10.6(e), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder and any Note evidencing such Loan, the Type thereof and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Borrowers and each Lender's share thereof.

          (d) The entries made in the Register and the accounts of each Lender maintained pursuant to Section 2.7(b) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrowers therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrowers to repay (with applicable interest) the Loans made to such Borrowers by such Lender in accordance with the terms of this Agreement.

          (e) The Borrowers agree that, upon the request to the Administrative Agent by any Lender, the Borrowers will execute and deliver to such Lender a promissory note of the Borrowers evidencing any Tranche A Term Loans, Tranche B Term Loans or Revolving Credit Loans, as the case may be, of such Lender, substantially in the form of Exhibit F-1, F-2 or F-3, respectively, with appropriate insertions as to date and principal amount.

          (f) All of the obligations of the Borrowers hereunder shall be joint and several; provided, however, that in no event shall the maximum liability of any Borrower exceed the amount for which such Borrower can become liable as a guarantor under applicable federal and state laws relating to the insolvency of debtors.

          2.8 Commitment Fees, etc. (a) The Borrowers agree to pay to the Administrative Agent for the account of each Revolving Credit Lender a commitment fee for the period from and including the Closing Date to the last day of the Revolving Credit Commitment Period, computed at the Commitment Fee Rate on the average daily amount of the Available Revolving Credit Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on the last day of each March, June, September and December and on the Revolving Credit Termination Date, commencing on the first of such dates to occur after the date hereof.

          (b) The Borrowers agree to pay to the Administrative Agent for the account of each Tranche A Term Loan Lender a commitment fee for the period from and including the

Closing Date to the last day of the Tranche A Term Loan Borrowing Period, computed at the Commitment Fee Rate on the average daily amount of the undrawn Tranche A Term Loan Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on the last day of each March, June, September and December and on the last day of the Tranche A Term Loan Borrowing Period, commencing on the first of such dates to occur after the date hereof.

          (c) The Borrowers agree to pay to the Administrative Agent the fees in the amounts and on the dates from time to time agreed to in writing by the Borrowers and the Administrative Agent.

          2.9 Termination or Reduction of Revolving Credit Commitments and Tranche A Term Loan Commitments. The Borrowers shall have the right, upon not less than three Business Days' notice to the Administrative Agent (a) to terminate the Revolving Credit Commitments or, from time to time, to reduce the amount of the Revolving Credit Commitments; provided that no such termination or reduction of Revolving Credit Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Credit Loans made on the effective date thereof, the Total Revolving Extensions of Credit would exceed the Total Revolving Credit Commitments or (b) to terminate the Tranche A Term Loan Commitments or, from time to time, to reduce the amount of the Tranche A Term Loan Commitments. Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple thereof, and shall reduce permanently the Revolving Credit Commitments or the Tranche A Term Loan Commitments, as the case may be, then in effect. Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Revolving Credit Lender or Tranche A Term Loan Lender, as the case may be, thereof.

          2.10 Optional Prepayments. The Borrowers may at any time and from time to time prepay the Loans (other than Tranche B Term Loans), in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent at least three Business Days prior thereto in the case of Eurodollar Loans and at least one Business Day prior thereto in the case of Base Rate Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans or Base Rate Loans; provided, that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrowers shall also pay any amounts owing pursuant to Section 2.20. The Borrowers may at any time and from time to time prepay the Tranche B Term Loans, in whole or in part, upon irrevocable notice delivered to the Administrative Agent at least three Business Days prior thereto in the case of Eurodollar Loans and at least one Business Day prior thereto in the case of Base Rate Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans or Base Rate Loans; provided that Tranche B Term Loans may only be prepaid pursuant to this Section 2.10 at a price equal to (i) 102% of the principal amount thereof prior to the first anniversary of the Closing Date and (ii) 101% of the principal amount thereof on or after the first anniversary and prior to the second anniversary of the Closing Date and at par thereafter (it being understood that the prepayment premiums specified in this proviso shall not be applicable to prepayments made as required by Section 2.11); provided, further, that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.20. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Revolving Credit Loans which are Base Rate Loans) accrued interest to such date on the amount prepaid. Partial prepayments of Term Loans and Revolving Credit Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof.

          2.11 Mandatory Prepayments and Commitment Reductions. (a) Unless the Required Facilities Majority Lenders shall otherwise agree, if any Fill-in Equity Proceeds shall be received, any Capital Stock shall be sold or issued (but only when the Consolidated Leverage Ratio is equal to or greater than 5.00 to 1.00), or any Indebtedness shall be incurred, by any of the Holding Companies, any of the Borrowers or any of their Subsidiaries (excluding (i) any Indebtedness incurred in accordance with Section 7.2 as in effect on the date of this Agreement, (ii) any Indebtedness of Avalon Cable the proceeds of which are used to fund ABRY Bridge Subordinated Debt, (iii) any ABRY Bridge Subordinated Debt, (iv) any Permitted Refinancing Indebtedness, (v) the Exchange Notes, (vi) any Indebtedness incurred by any Holding Company in connection with a borrowing from any other Holding Company, (vii) any Capital Stock issued by Avalon Cable to fund Avalon Cable Indebtedness, (viii) any Capital Stock issued to finance Capital Expenditures or Investments permitted hereunder, (ix) any Indebtedness constituting a Guarantee Obligation and (x) resales of common equity or common equity options of Avalon Cable referred to in Section 7.6(b)), an amount equal to, without duplication, 100% of such Fill-in Equity Proceeds and of the Net Cash Proceeds of such issuance of Capital Stock or incurrence of Indebtedness shall be applied on the date of such issuance or incurrence toward the prepayment of the Term Loans and the reduction of the Tranche A Term Loan Commitments and Revolving Credit Commitments as set forth in Section 2.11(d), provided that the Net Cash Proceeds of the Senior Discount Notes and any such Fill-in Equity Proceeds may be applied to prepay the Indebtedness under the Bridge Credit Agreement and the Exchange Note Indenture and, thereafter, to prepay the Indebtedness under the ABRY Bridge Subordinated Debt described in clause (a)(i) of the definition of such term and Permitted Refinancing Indebtedness in respect thereof before any portion of such Net Cash Proceeds and Fill-in Equity Proceeds shall be applied in accordance with this Section and provided, further, that certain other circumstances in which the requirements of this Section 2.11(a) are modified are set forth in the second proviso to Section 7.2(f)(i).

          (b) Unless the Required Facilities Majority Lenders shall otherwise agree, if on any date any of the Borrowers or any of their Subsidiaries shall receive Net Cash Proceeds from any Asset Sale or Recovery Event then, unless a Reinvestment Notice shall be delivered in respect thereof, 100% of such Net Cash Proceeds shall be applied on such date toward the prepayment of the Term Loans and the reduction of the Revolving Credit Commitments as set forth in Section 2.11(d); provided, that, notwithstanding the foregoing, on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied toward the prepayment of the Term Loans and the reduction of the Revolving Credit Commitments as set forth in Section 2.11(d).

          (c) Unless the Required Facilities Majority Lenders shall otherwise agree, if, for any fiscal year of the Borrowers, commencing with the fiscal year ending December 31, 1999, there shall be Excess Cash Flow, the Borrowers shall, on the relevant Excess Cash Flow Application Date, apply the ECF Percentage of such Excess Cash Flow toward the prepayment of the Term Loans and the reduction of the Revolving Credit Commitments as set forth in Section 2.11(d). Each such prepayment and commitment reduction shall be made on a date (an "Excess Cash Flow Application Date") no later than five days after the earlier of (i) the date on which the financial statements of the Borrowers referred to in Section 6.1(a), for the fiscal year with respect to which such prepayment is made, are required to be delivered to the Lenders and (ii) the date such financial statements are actually delivered.

          (d) Amounts to be applied in connection with prepayments and Commitment reductions made pursuant to this Section shall be applied, first, to the prepayment of the Term Loans and, second, to reduce permanently any unused available amounts of the Tranche A Term Loan Commitments (it being understood that in such case the Borrowers may retain the related amount of cash), and third, to reduce permanently the Revolving Credit Commitments. Any such reduction of the Revolving Credit Commitments shall be accompanied by prepayment of the Revolving Credit Loans to the extent, if any, that the Total Revolving Extensions of Credit exceed the amount of the Total Revolving Credit Commitments as so reduced, provided that if the aggregate principal amount of Revolving Credit Loans then outstanding is less than the amount of such excess (because L/C Obligations constitute a portion thereof), the Borrowers shall, to the extent of the balance of such excess, replace outstanding Letters of Credit and/or deposit an amount in cash in a cash collateral account established with the Administrative Agent for the benefit of the Lenders on terms and conditions satisfactory to the Administrative Agent. The application of any prepayment pursuant to this Section shall be made, first, to Base Rate Loans and, second, to Eurodollar Loans in such a manner as to minimize break funding cost set forth in Section 2.20 hereof. Each prepayment of the Loans under this Section (except in the case of Revolving Credit Loans that are Base Rate Loans) shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.

          2.12 Conversion and Continuation Options. (a) The Borrowers may elect from time to time to convert Eurodollar Loans to Base Rate Loans by giving the Administrative Agent at least two Business Days' prior irrevocable notice of such election, provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. The Borrowers may elect from time to time to convert Base Rate Loans to Eurodollar Loans by giving the Administrative Agent at least three Business Days' prior irrevocable notice of such election (which notice shall specify the length of the initial Interest Period therefor), provided that no Base Rate Loan under a particular Facility may be converted into a Eurodollar Loan (i) when any Event of Default has occurred and is continuing and the Administrative Agent or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such conversions or (ii) after the date that is one month prior to the final scheduled termination or maturity date of such Facility. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

          (b) Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrowers giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term "Interest Period" set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurodollar Loan under a particular Facility may be continued as such (i) when any Event of Default has occurred and is continuing and the Administrative Agent has or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such continuations or
(ii) after the date that is one month prior to the final scheduled termination or maturity date of such Facility, and provided, further, that if the Borrowers shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to Base Rate Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

          2.13 Minimum Amounts and Maximum Number of Eurodollar Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions, continuations and optional prepayments of Eurodollar Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof and (b) no more than twelve Eurodollar Tranches shall be outstanding at any one time.

          2.14 Interest Rates and Payment Dates. (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

          (b) Each Base Rate Loan shall bear interest at a rate per annum equal to the Base Rate plus the Applicable Margin.

          (c) (i) If all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), all outstanding Loans and Reimbursement Obligations (whether or not overdue) shall bear interest at a rate per annum which is equal to (x) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% or (y) in the case of Reimbursement Obligations, the rate applicable to Base Rate Loans under the Revolving Credit Facility plus 2%, and (ii) if all or a portion of any interest payable on any Loan or Reimbursement Obligation or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to Base Rate Loans under the relevant Facility plus 2% (or, in the case of any such other amounts that do not relate to a particular Facility, the rate then applicable to Base Rate Loans under the Revolving Credit Facility plus 2%), in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment).

          (d) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.

          2.15 Computation of Interest and Fees. (a) Interest, fees and commissions payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to Base Rate Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrowers and the relevant Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the Base Rate or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrowers and the relevant Lenders of the effective date and the amount of each such change in interest rate.

          (b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrowers and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrowers, deliver to the Borrowers a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.14(a) or (b).

          2.16 Inability to Determine Interest Rate. If prior to the first day of any Interest Period:

          (a) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate in accordance with the terms hereof for such Interest Period, or

          (b) the Administrative Agent shall have received notice from the Majority Facility Lenders in respect of the relevant Facility that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrowers and the relevant Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans under the relevant Facility requested to be made on the first day of such Interest Period shall be made as Base Rate Loans, (y) any Loans under the relevant Facility that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as Base Rate Loans and (z) any outstanding Eurodollar Loans under the relevant Facility shall be converted, on the last day of the then current Interest Period with respect thereto, to Base Rate Loans. Until such notice has been withdrawn by the Administrative Agent (which the Administrative Agent shall be obligated to do when the circumstances giving rise to such notice no longer exist), no further Eurodollar Loans under the relevant Facility shall be made or continued as such, nor shall the Borrowers have the right to convert Loans under the relevant Facility to Eurodollar Loans.

    2.17 Pro Rata Treatment and Payments. (a) Each borrowing by the Borrowers from the Lenders hereunder, each payment by the Borrowers on account of any commitment fee and any reduction of the Commitments of the Lenders shall be made pro rata according to the respective Tranche A Term Loan Commitments, Tranche B Term Loan Commitments, Revolving Credit Commitments or commitments under the Incremental Facility (if any), as the case may be, of the relevant Lenders or Incremental Facility lenders (if any), as the case may be. Each payment (other than prepayments) in respect of principal or interest in respect of the Loans, each payment in respect of fees payable hereunder and each payment in respect of Reimbursement Obligations, shall be applied to the amounts of such obligations owing to the Lenders pro rata according to the respective amounts then due and owing to the Lenders.

     (b) Each mandatory prepayment required by Section 2.11 to be applied to Term Loans shall be allocated between the Term Loan Facilities pro rata according to the respective outstanding principal amounts of Term Loans under such Facilities. Each optional prepayment in respect of the Term Loans shall be allocated among the Term Loan Facilities pro rata according to the respective outstanding principal amounts of the Term Loans under such Facilities. Each payment (including each prepayment) of the Term Loans outstanding under any

Term Loan Facility shall be allocated among the Term Loan Lenders holding such Term Loans pro rata based on the principal amount of such Term Loans held by such Term Loan Lenders, and shall be applied to the installments of such Term Loans pro rata based on the remaining outstanding principal amount of such installments. Amounts prepaid on account of the Term Loans may not be reborrowed.

     (c) Each payment (including each prepayment) by the Borrowers on account of principal of and interest on the Revolving Credit Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Credit Loans then held by the Revolving Credit Lenders.

     (d) Notwithstanding anything to the contrary in Sections 2.10, 2.11 or 2.17, so long as any Tranche A Term Loans are outstanding, each Tranche B Term Loan Lender and each Incremental Facility B Lender (if any) may, at its option, decline all or any portion of any optional prepayment or mandatory payment applicable to the Tranche B Term Loans or Incremental B Term Loans (if any) of such Tranche B Term Loan Lender or Incremental Facility B Lender, as the case may be; accordingly, with respect to the amount of any optional prepayment described in Section 2.10 or mandatory prepayment described in Section 2.11 that is allocated to Tranche B Term Loans (such amount, the "Tranche B Prepayment Amount") or Incremental B Term Loans (if any) (such amount, the "Incremental Facility B Prepayment Amount") at any time when Tranche A Term Loans remain outstanding, the Borrowers will, (i) in the case of any optional prepayment which the Borrowers wish to make, not later than twenty Business Days prior to the date on which the Borrowers wish to make such optional prepayment, and (ii) in the case of any mandatory prepayment required to be made pursuant to
Section 2.11, in lieu of applying such amount to the prepayment of Tranche B Term Loans or Incremental B Term Loans (if any), as provided in paragraph
Section 2.11(d), on the date specified in Section 2.11 for such prepayment, give the Administrative Agent telephonic notice (promptly confirmed in writing) requesting that the Administrative Agent prepare and provide to each such Lender a notice (each, a "Prepayment Option Notice") as described below. As promptly as practicable after receiving such notice from the Borrower, the Administrative Agent will send to each such Lender a Prepayment Option Notice, which shall be in the form of Exhibit G, and shall include an offer by the Borrowers to prepay on the date (each a "Prepayment Date") that is ten Business Days after the date of the Prepayment Option Notice, the relevant Term Loans of such Lender by an amount equal to the portion of the Tranche B Prepayment Amount or the Incremental Facility B Prepayment Amount, as the case may be, indicated in such Lender's Prepayment Option Notice as being applicable to such Lender's Term Loans. On the Prepayment Date, (i) the Borrowers shall pay to the Administrative Agent the aggregate amount necessary to prepay that portion of the outstanding relevant Term Loans in respect of which such Lenders have accepted prepayment as described above (such Lenders, the "Accepting Lenders"), and such amount shall be applied to reduce the Tranche B Prepayment Amount or the Incremental Facility B Prepayment Amount, as the case may be, with respect to each Accepting Lender and (ii) the

Borrowers shall pay to the Administrative Agent an amount equal to 50% of the portion of the Tranche B Prepayment Amount and the Incremental Facility B Prepayment Amount not accepted by the Accepting Lenders, and such amount shall be applied to the prepayment of the Tranche A Term Loans.

     (e) All payments (including prepayments) to be made by the Borrowers hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Payment Office, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

     (f) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Effective Rate for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender's share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon (and no other interest) at the rate per annum applicable to Base Rate Loans under the relevant Facility, on demand, from the Borrowers.

     (g) Unless the Administrative Agent shall have been notified in writing by the Borrowers prior to the date of any payment being made hereunder that the Borrowers will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrowers are making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrowers within three Business Days of such required date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrowers.

          2.18 Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

               (i) shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any Application or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by Section 2.19 and changes in the rate of tax on the overall net income of such Lender);

               (ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender which is not otherwise included in the determination of the Eurodollar Rate hereunder; or

               (iii) shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrowers shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this Section, it shall promptly notify the Borrowers (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled, provided that the Borrowers shall not be required to compensate a Lender pursuant to this paragraph for any amounts incurred more than six months prior to the date that such Lender notifies the Borrowers of such Lender's intention to claim compensation therefor; and provided, further, that, if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect.

          (b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender's or such corporation's capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender's or such corporation's policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrowers (with a copy to the Administrative Agent) of a written request therefor, the Borrowers shall pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction; provided that the Borrowers shall not be required to compensate a Lender pursuant to this paragraph for any amounts incurred more than six months prior to the date that such Lender notifies the Borrowers of such Lender's intention to claim compensation therefor; and provided, further, that if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect.

          (c) A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Borrowers (with a copy to the Administrative Agent) shall be presumptively correct. The obligations of the Borrowers pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

          2.19 Taxes. (a) All payments made by the Borrowers under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on any Agent or any Lender as a result of a present or former connection between such Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from such Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings ("Non-Excluded Taxes") or Other Taxes are required to be withheld from any amounts payable to any Agent or any Lender hereunder, the amounts so payable to such Agent or such Lender shall be increased to the extent necessary to yield to such Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that the Borrowers shall not be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes (i) that are attributable to such Lender's or Transferee's failure to comply with the requirements of paragraph (d) or (e) of this Section or (ii) that are United States withholding taxes imposed on amounts payable to such Lender at the time the Lender becomes a party to this Agreement, except to the extent that such Lender's assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrowers with respect to such Non-Excluded Taxes pursuant to this Section 2.19(a).

          (b) In addition, the Borrowers shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

          (c) Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrowers, as promptly as possible thereafter the Borrowers shall send to the Administrative Agent for the account of the relevant Agent or Lender, as the case may be, a certified copy of an original official receipt received by the Borrowers showing payment thereof. If the Borrowers fail to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fail to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrowers shall indemnify the Agents and the Lenders for any incremental taxes, interest or penalties that may become payable by any Agent or any Lender as a result of any such failure. The agreements in this Section 2.19 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

          (d) Each Lender (or Transferee) that is not a citizen or resident of the United States of America, a corporation, partnership or other entity created or organized in or under the laws of the United States of America (or any jurisdiction thereof), or any estate or trust that is subject to federal income taxation regardless of the source of its income (a "Non-U.S. Lender") shall deliver to the Borrowers and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form 1001 or Form 4224, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of "portfolio interest," together with any other certificate or statement of exemption required under the C ode or Regulations issued thereunder, a statement substantially in the form of Exhibit I and a Form W-8, or any subsequent versions thereof or successors thereto properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrowers under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify the Borrowers at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrowers (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Lender is not legally able to deliver.

          (e) A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrowers are located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrowers (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrowers, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender's reasonable judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.

          (f) If the Administrative Agent or any Lender receives a refund or otherwise would have received a refund but for the offset of the amount of such refund against the Lender's Non-Excluded Taxes ("Tax Refund"), which in the good faith judgment of such Lender is allocable to Non-Excluded Taxes paid by any Borrower, it shall promptly pay such Tax Refund to the Borrower, net of all out-of-pocket expenses of such lender incurred in obtaining such Tax Refund, provided, however, that such Borrower agrees to promptly return such Tax Refund to the Administrative Agent or the applicable Lender, as the case may be, if it receives notice from the Administrative Agent or applicable Lender that such Administrative Agent or Lender is required to repay such Tax Refund but only if such repayment is required because the initial Tax Refund was permitted in error.

          2.20 Indemnity. The Borrowers agree to indemnify each Lender and to hold each Lender harmless from any loss or expense (other than any loss of Applicable Margin) which such Lender may sustain or incur as a consequence of
(a) default by the Borrowers in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrowers have given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrowers in making any prepayment after the Borrowers have given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment (or any payment due to acceleration or in respect of recovery) or conversion of Eurodollar Loans on a day which is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) which would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the London interbank eurodollar market. A certificate as to any amounts payable pursuant to this Section submitted to the Borrowers by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

          2.21 Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.18 or 2.19(a) with respect to such Lender, it will, if requested by the Borrowers, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of any Borrowers or the rights of any Lender pursuant to Section 2.18 or 2.19(a).

          2.22 Lender Replacement. The Borrowers shall be permitted to (a) replace any Lender which defaults in its obligation to make Loans hereunder and
(b) replace any Lender which requests reimbursement for amounts owing pursuant to Section 2.18 or 2.19(a); provided that (A) (i) such replacement does not conflict with any Requirement of Law, (ii) no Default or Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement pursuant to clause (b) above such Lender shall have taken no action under Section 2.21 so as to eliminate the continued need for payment of amounts owing pursuant to Section 2.18 or 2.19(a), (iv) the Borrowers shall be liable to such replaced Lender under Section 2.20 if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (v) the Borrowers shall reimburse the replaced Lender for all its costs and expenses incurred in connection with such replacement, (vi) such replacement must occur, if such replacement is to occur pursuant to clause (a) above, prior to the cure of the applicable default or, if such replacement is to occur pursuant to clause (b) above, within 30 days after the date on which the Lender proposed to be replaced shall have made the applicable reimbursement request, and (vii) any such replacement shall not be deemed to be a waiver of any rights which the Borrowers, the Administrative Agent or any other Lender shall have against the replaced Lender and (B) in the case of replacement of a Lender under this Section, (i) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (ii) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent and, if the replaced Lender is a Revolving Credit Lender, the Issuing Bank, (iii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6(c), and (iv) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.18 or 2.19(a).

                          SECTION 3. LETTERS OF CREDIT

          3.1 L/C Commitment. (a) Subject to the terms and conditions hereof, the Issuing Lender, in reliance on the agreements of the other Revolving Credit Lenders set forth in Section 3.4(a), agrees to issue letters of credit ("Letters of Credit") for the account of the Borrowers on any Business Day during the Revolving Credit Commitment Period in such form as may be approved from time to time by the Issuing Lender; provided that the Issuing Lender shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations would exceed the L/C Commitment or (ii) the aggregate amount of the Available Revolving Credit Commitments would be less than zero. Each Letter of Credit shall (i) be denominated in Dollars and (ii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date which is five Business Days prior to the Scheduled Revolving Credit Termination Date, provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause
(y) above).

          (b) Each Letter of Credit shall be subject to the Uniform Customs and, to the extent not inconsistent therewith, the laws of the State of New York.

          (c) The Issuing Lender shall not at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

          3.2 Procedure for Issuance of Letter of Credit. The Borrowers may from time to time request that the Issuing Lender issue a Letter of Credit by delivering to the Issuing Lender at its address for notices specified herein an Application therefor, completed to the satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may request. Upon receipt of any Application, the Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by the Issuing Lender and the Borrowers. The Issuing Lender shall furnish a copy of such Letter of Credit to the Borrowers promptly following the issuance thereof. The Issuing Lender may not issue any Letter of Credit unless it has first confirmed with the

Administrative Agent that, after giving effect to the issuance thereof, the aggregate amount of the Available Revolving Credit Commitments would not be less than zero. The Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit (including the amount thereof).

          3.3 Fees and Other Charges. (a) The Borrowers will pay a fee on the aggregate undrawn face amount of all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans under the Revolving Credit Facility, to be shared ratably among the Revolving Credit Lenders and payable quarterly in arrears on each L/C Fee Payment Date after the issuance date. In addition, the Borrowers shall pay to the Issuing Lender for its own account a fronting fee on the aggregate undrawn face amount of all outstanding Letters of Credit of 1/4 of 1% per annum or such other rate as shall be agreed upon between the Issuing Lender and the Borrowers, payable quarterly in arrears on each L/C Fee Payment Date after the Issuance Date.

          (b) In addition to the foregoing fees, the Borrowers shall pay or reimburse the Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit issued by it.

          3.4 L/C Participations. (a) The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lender to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions hereinafter stated, for such L/C Participant's own account and risk an undivided interest equal to such L/C Participant's Revolving Credit Percentage in the Issuing Lender's obligations and rights under each Letter of Credit issued hereunder and the amount of each draft paid by the Issuing Lender thereunder. Each L/C Participant unconditionally and irrevocably agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement, such L/C Participant shall pay to the Issuing Lender upon demand at the Issuing Lender's address for notices specified herein an amount equal to such L/C Participant's Revolving Credit Percentage of the amount of such draft, or any part thereof, which is not so reimbursed.

          (b) If any amount required to be paid by any L/C Participant to the Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit is paid to the Issuing Lender within three Business Days after the date such payment is due, such L/C Participant shall pay to the Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to the Issuing Lender, times

(iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to Section 3.4(a) is not made available to the Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, the Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to Base Rate Loans under the Revolving Credit Facility. A certificate of the Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.

          (c) Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 3.4(a), the Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of collateral applied thereto by the Issuing Lender), or any payment of interest on account thereof, the Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by the Issuing Lender shall be required to be returned by the Issuing Lender, such L/C Participant shall return to the Issuing Lender the portion thereof previously distributed by the Issuing Lender to it.

          3.5 Reimbursement Obligation of the Borrower. The Borrowers agree, in accordance with the terms of the provisions of this Section, to reimburse the Issuing Lender on each date on which the Issuing Lender notifies the Borrowers of the date and amount of a draft presented under any Letter of Credit and paid by the Issuing Lender for the amount of (a) such draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by the Issuing Lender in connection with such payment. Each such payment shall be made to the Issuing Lender at its address for notices specified herein in lawful money of the United States of America and in immediately available funds. Interest shall be payable on any and all amounts remaining unpaid by the Borrowers under this Section from the date such amounts become payable (whether at stated maturity, by acceleration or otherwise) until payment in full at the rate set forth in (i) until the second Business Day following the date of the applicable drawing,
Section 2.14(b) and (ii) thereafter, Section 2.14(c). Each drawing under any Letter of Credit shall (unless an event of the type described in clause (i) or (ii) of Section 8(f) shall have occurred and be continuing with respect to any of the Borrowers, in which case the procedures specified in Section 3.4 for funding by L/C Participants shall apply) constitute a request by the Borrowers to the Administrative Agent for a borrowing pursuant to Section 2.6 of Base Rate Loans in the amount of such drawing. The Borrowing Date with respect to such borrowing shall be the date of such drawing.

          3.6 Obligations Absolute. The Borrowers' obligations under this
Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrowers may have or have had against the Issuing Lender, any beneficiary of a Letter of Credit or any other Person. The Borrowers also agree with the Issuing Lender that the Issuing Lender shall not be responsible for, and the Borrowers' Reimbursement Obligations under
Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrowers and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrowers against any beneficiary of such Letter of Credit or any such transferee. The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Issuing Lender. The Borrowers agree that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards or care specified in the Uniform Commercial Code of the State of New York, shall be binding on the Borrowers and shall not result in any liability of the Issuing Lender to the Borrowers.

          3.7 Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the Issuing Lender shall promptly notify the Borrowers of the date and amount thereof. The responsibility of the Issuing Lender to the Borrowers in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

          3.8 Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this
Section 3, the provisions of this Section 3 shall apply.

                  SECTION 4. REPRESENTATIONS AND WARRANTIES

          To induce the Agents and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, the Borrowers hereby jointly and severally represent and warrant to each Agent and each Lender that:

          4.1 Financial Condition. (a) The unaudited pro forma combined consolidated balance sheet of the Borrowers and their consolidated Subsidiaries as at June 30, 1998 (including the notes thereto) (the "Pro Forma Balance Sheet"), copies of which have heretofore been furnished to each Lender, has been prepared giving effect (as if such events had occurred on such date) to (i) the consummation of the Acquisition Transactions and the Reorganization, (ii) the Loans to be made hereunder to fund the Acquisition Transactions and the loans to be made under the Bridge Credit Agreement to fund the Acquisition Transactions and the use of proceeds thereof and (iii) the payment of fees and expenses in connection with the foregoing. The Pro Forma Balance Sheet has been prepared based on the best information reasonably available to the Borrowers as of the date of delivery thereof and on good faith estimates and assumptions believed reasonable at the time made, and presents fairly in all material respect on a pro forma basis the estimated financial position of Borrowers and their consolidated Subsidiaries as at June 30, 1998, assuming that the events specified in the preceding sentence had occurred on such date.

          (b) The audited consolidated balance sheets of Cable Michigan as at December 31, 1997, December 31, 1996 and December 31, 1995 and the related consolidated statements of income and of cash flows for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report from PricewaterhouseCoopers LLP, present fairly in all material respects the consolidated financial condition of Cable Michigan as at such dates, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended. The unaudited consolidated balance sheet of Cable Michigan as at June 30, 1998, and the related unaudited consolidated statements of income and cash flows for the six-month period ended on such date, present fairly in all material respects the consolidated financial condition of Cable Michigan as at such date, and the consolidated results of its operations and its consolidated cash flows for the six-month period then ended (subject to normal year-end audit adjustments and the absence of footnote disclosure). All such financial statements, including the related notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved. Cable Michigan and its Subsidiaries do not have any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including, without limitation, any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, which are not reflected in the most recent financial statements referred to in this paragraph but which would in accordance with GAAP be so reflected in a consolidated balance sheet of Cable Michigan as of the Closing Date other than tax liabilities accrued in the ordinary course of business subsequent to the date of such financial statements, Indebtedness to be paid off on the

Closing Date and Indebtedness permitted under Section 7.2. During the period from December 31, 1997 to and including the date hereof there has been no Disposition by Cable Michigan of any material part of its business or Property other than as contemplated in the Merger Agreement and the Mercom Agreement.

          (c) The unaudited consolidated balance sheets of the New England Borrower as at December 31, 1997 and the related statements of income and of cash flows for the fiscal year ended on such date, present fairly in all material respects the financial condition of the New England Borrower as at such date, and the results of its operations and its cash flows for the fiscal year then ended. The unaudited balance sheet of the New England Borrower as at June 30, 1998, and the related unaudited statements of income and cash flows for the six-month period ended on such date, present fairly in all material respects the financial condition of the New England Borrower as at such date, and the results of its operations and its cash flows for the six-month period then ended (subject to normal year-end audit adjustments and the absence of footnote disclosure). All such financial statements, including the related notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as disclosed therein). The New England Borrower does not have any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including, without limitation, any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, which are not reflected in the most recent financial statements referred to in this paragraph but which would in accordance with GAAP be so reflected in a balance sheet of the New England Borrower as of the Closing Date other than tax liabilities accrued in the ordinary course of business subsequent to the date of such financial statements, Indebtedness to be paid off on the Closing Date and Indebtedness permitted under Section 7.2. During the period from December 31, 1997 to and including the date hereof there has been no Disposition by the New England Borrower of any material part of its business or Property.

          (d) The audited balance sheets of AMRAC Clear View, a Limited Partnership ("Amrac") (acquired by the New England Borrower in May 1998) as at December 31, 1997, December 31, 1996 and December 31, 1995 and the related statements of income and of cash flows for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report from Greenfield, Altman, Brown, Berger & Katz, P.C., present fairly in all material respects the financial condition of Amrac as at such dates, and the results of its operations and its cash flows for the respective fiscal years then ended. The audited balance sheet of Amrac as at May 28, 1998 and the related audited statements of income and cash flows for the period ended on such date, reported on and accompanied by an unqualified report from PricewaterhouseCoopers LLP, present fairly in all material respects the financial condition of Amrac as at such date, and the results of its operations and its cash flows for the respective period then ended. All such financial statements, including the related notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved.

          (e) The audited combined balance sheets of Pegasus Cable Television, Inc. and Pegasus Cable Television of Connecticut, Inc. (collectively, "Pegasus") (acquired by the New England Borrower in July 1998) as at December 31, 1997, December 31, 1996 and December 31, 1995 and the related combined statements of income and of cash flows for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report from PricewaterhouseCoopers LLP, present fairly in all material respects the combined financial condition of Pegasus as at such date, and the combined results of its operations and its combined cash flows for the respective fiscal years then ended. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved.

          4.2 No Change. Since December 31, 1997 there has been no development or event which has had or could reasonably be expected to have a Material Adverse Effect (it being understood that the consummation on the Closing Date of the transactions contemplated by this Agreement shall not constitute or be deemed to have a Material Adverse Effect).

          4.3 Existence; Compliance with Law. Each of the Holding Companies, the Borrowers and their Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the corporate power and authority or the limited liability company power and authority, as the case may be, and the legal right, to own and operate its Property, to lease the Property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or limited liability company, as the case may be, and in good standing under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification except to the extent that the failure to be so qualified and/or in good standing could not reasonably be expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law, except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

          4.4 Corporate Power; Authorization; Enforceable Obligations. Each Loan Party has the corporate power and authority or the limited liability company power and authority, as the case may be, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrowers, to borrow hereunder. Each Loan Party has taken all necessary corporate action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrowers, to authorize the borrowings on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the Acquisition Transactions, the borrowings hereunder, under the Bridge Credit Agreement or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (i) consents, authorizations, filings and notices described in Schedule 4.4, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect other than such consents, authorizations, filings and notices the failure to obtain or make could not reasonably be expected to have a Material Adverse Effect and (ii) the filings referred to in Section 4.19. Each Loan Document has been duly executed and delivered on behalf of each Loan Party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

          4.5 No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any material Contractual Obligation of any of the Borrowers or any of their Subsidiaries and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such material Contractual Obligation (other than the Liens created by the Security Documents). No Contractual Obligation applicable to any of the Borrowers or any of their Subsidiaries could reasonably be expected to have a Material Adverse Effect.

          4.6 No Material Litigation. No litigation, proceeding or, to the knowledge of the Borrowers, investigation of or before any arbitrator or Governmental Authority is pending or, to the knowledge of any of the Borrowers, threatened by or against any of the Borrowers or any of their Subsidiaries or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) which could reasonably be expected to have a Material Adverse Effect.

          4.7 No Default. None of the Borrowers nor any of their Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect which could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

          4.8 Ownership of Property; Liens. Each of the Borrowers and their Subsidiaries has title in fee simple to, or a valid leasehold interest in, all its real property material to the conduct of the business, and good title to, or a valid leasehold interest in, all its other Property material to the conduct of the business, and none of such Property is subject to any Lien except as permitted by Section 7.3.

          4.9 Intellectual Property. Each of the Borrowers and each of their Subsidiaries owns, or is licensed to use, all material Intellectual Property necessary for the conduct of its business as currently conducted. To the knowledge of the Borrowers, no material claim has been asserted and is pending by any Person challenging or questioning the use of any material Intellectual Property or the validity or effectiveness of any material Intellectual Property, nor do any of the Borrowers know of any valid basis for any such claim. The use of Intellectual Property by the Borrowers and their Subsidiaries does not infringe on the rights of any Person in any material respect.

          4.10 Taxes. Each of the Borrowers and each of their Subsidiaries has filed or caused to be filed all material Federal, state, local and foreign tax returns which are required to be filed and has paid all taxes shown to be due and payable on said returns or on any material assessments made against it or any of its Property and all other material taxes, fees or other charges imposed on it or any of its Property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrowers or their Subsidiaries, as the case may be); no tax Lien has been filed (other than Liens permitted by
Section 7.3), and, to the knowledge of the Borrowers, no claim is being asserted, with respect to any material tax, fee or other charge.

          4.11 Federal Regulations. No part of the proceeds of any Loans will be used for any purpose which violates the provisions of the Regulations of the Board.

          4.12 Labor Matters. There are no strikes or other labor disputes against any of the Borrowers or any of their Subsidiaries pending or, to the knowledge of the Borrowers, threatened that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect. Hours worked by and payment made to employees of the Borrowers and their Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect. All payments due from the Borrowers or any of their Subsidiaries on account of employee health and welfare insurance that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect if not paid have been paid or accrued as a liability on the books of the Borrowers or the relevant Subsidiary.

          4.13 ERISA. Neither a Reportable Event nor an "accumulated funding deficiency" (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan which, individually or when taken into account with all other such occurrences, could reasonably be expected to have a Material Adverse Effect, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code. No termination of a Single Employer Plan has occurred which could reasonably be expected to have a Material Adverse Effect, and no Lien in favor of the PBGC or a Plan has
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                                                                              64

arisen, during such five-year period. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by a material amount. None of the Borrowers nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan which has resulted or could reasonably be expected to result in a material liability under ERISA, and none of the Borrowers nor any Commonly Controlled Entity would become subject to any material liability under ERISA if any of the Borrowers or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. To the knowledge of the Borrowers or any Commonly Controlled Entity after reasonable review, no such Multiemployer Plan is in an ERISA Reorganization or Insolvent.

          4.14 Investment Company Act; Other Regulations. No Loan Party is an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) which limits its ability to incur Indebtedness.

          4.15 Capital Stock; Subsidiaries. (a) All outstanding shares of Capital Stock of the Borrowers are duly authorized, validly issued, fully paid and non-assessable. All outstanding shares of Capital Stock and other Equity Interests of each Subsidiary of each Borrower are duly authorized, validly issued, fully paid and non-assessable and, except as set forth on Schedule 4.15, owned directly or indirectly by such Borrower beneficially and of record, free and clear of any Lien other than Liens created pursuant to the Security Documents.

          (b) The Subsidiaries listed on Schedule 4.15 constitute all the Subsidiaries of the Borrowers at the date hereof. Schedule 4.15 sets forth as of the Closing Date the name and jurisdiction of incorporation of each Subsidiary and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party.

          (c) Except as set forth on Schedule 4.15, there are on the date hereof no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors' qualifying shares) of any nature relating to any Capital Stock of the Borrowers or any Subsidiary.

          4.16 Use of Proceeds. The proceeds of the Term Loans shall be used to finance a portion of the Acquisition Transactions, repay the Existing Credit Facilities and to pay related fees and expenses. The proceeds of the Revolving Credit Loans and the Letters of Credit shall be

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                                                                              65

used to finance working capital needs and general corporate purposes in the ordinary course of business, including acquisitions permitted hereby.

          4.17 Environmental Matters. Other than exceptions to any of the following that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

          (a) the Borrowers and their Subsidiaries: (i) are, and within the period of all applicable statutes of limitation have been, in compliance with all applicable Environmental Laws; (ii) hold all Environmental Permits (each of which is in full force and effect) required for any of their current or intended operations or for any property owned, leased, or otherwise operated by any of them; (iii) are, and within the period of all applicable statutes of limitation have been, in compliance with all of their Environmental Permits; and (iv) reasonably believe that: each of their Environmental Permits will be timely renewed and complied with, without material expense; any additional Environmental Permit that may be required of any of them will be timely obtained and complied with, without material expense; and compliance with any Environmental Law that is or is expected to become applicable to any of them will be timely attained and maintained, without material expense.

          (b) Materials of Environmental Concern are not present at, on, under, in, or about any real property now or formerly owned, leased or operated by any of the Borrowers or any of their Subsidiaries, or at any other location (including, without limitation, any location to which Materials of Environmental Concern have been sent for re-use or recycling or for treatment, storage, or disposal) which could reasonably be expected to (i) give rise to liability of any of the Borrowers or any of their Subsidiaries under any applicable Environmental Law or otherwise result in costs to any of the Borrowers or any of their Subsidiaries, or (ii) interfere with any of the Borrowers' or any of their Subsidiaries' continued operations, or
     (iii) impair the fair saleable value of any real property owned or leased by any of the Borrowers or any of their Subsidiaries.

          (c) There is no judicial, administrative, or arbitral proceeding (including any notice of violation or alleged violation) under or relating to any Environmental Law to which any of the Borrowers or any of their Subsidiaries is, or to the knowledge of any of the Borrowers or any of their Subsidiaries will be, named as a party that is pending or, to the knowledge of any of the Borrowers or any of their Subsidiaries, threatened.

          (d) None of the Borrowers or any of their Subsidiaries has received any written request for information, or been notified that it is a potentially responsible party under or relating to the federal Comprehensive Environmental Response, Compensation, and

     Liability Act or any similar Environmental Law, or with respect to any Materials of Environmental Concern.

          (e) None of the Borrowers or any of their Subsidiaries has entered into or agreed to any consent decree, order, or settlement or other agreement, or is subject to any judgment, decree, or order or other agreement, in any judicial, administrative, arbitral, or other forum for dispute resolution, relating to compliance with or liability under any Environmental Law.

          (f) None of the Borrowers or any of their Subsidiaries has assumed or retained, by contract or operation of law, any liabilities of any kind, fixed or contingent, known or unknown, under any Environmental Law or with respect to any Material of Environmental Concern.

          4.18 Accuracy of Information, etc. Subject to the next succeeding sentence and to the qualifications provided therein, no statement or information contained in this Agreement, any other Loan Document, the Confidential Information Memorandum or any other document, certificate or statement furnished to the Administrative Agent or the Lenders or any of them, by or on behalf of any Loan Party for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, taken as a whole, contained as of the date such statement, information, document or certificate was so furnished (or, in the case of the Confidential Information Memorandum, as of the date of this Agreement), any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained herein or therein, taken as a whole, not misleading. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrowers to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. To the knowledge of the Borrowers, as of the date hereof, the representations and warranties contained in the Acquisition Agreements are true and correct in all material respects.

          4.19 Security Documents. The Guarantee and Collateral Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the Pledged Stock described in the Guarantee and Collateral Agreement, when any stock certificates representing such Pledged Stock, together with appropriate endorsements are delivered to the Administrative Agent, and in the case of the other Collateral described in the Guarantee and Collateral Agreement, when financing statements in appropriate form are filed in the offices specified on Schedule 4.19 (which financing statements have been duly completed and executed and delivered to the Administrative Agent) and such other filings as are specified on Schedule 3 to the Guarantee and Collateral Agreement (all of which filings have been duly completed or provided for), the Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral (other than Fixtures) which can be perfected by such taking of possession or filing of financing statements and the proceeds thereof, as security for the Obligations, in each case prior and superior in right to any other Person (except, in the case of Collateral other than Pledged Stock, Liens permitted by Section 7.3).

          4.20 Solvency. Each Loan Party is, and after giving effect to the Acquisition Transactions and the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith will be and will continue to be, Solvent.

          4.21 Senior Indebtedness. The Obligations will constitute "Senior Indebtedness" of the Borrowers under and as defined in the Senior Subordinated
Note Indenture (when and if entered into). The obligations of each Subsidiary Guarantor under the Guarantee and Collateral Agreement will constitute "Guarantor Senior Indebtedness" of such Subsidiary Guarantor under and as defined in the Senior Subordinated Note Indenture (when and if entered into).

          4.22 Year 2000 Matters. Any reprogramming required to permit the proper functioning, in and following the year 2000, of (i) the Borrowers' computer systems material to the conduct of the business of the Borrowers and any of their Subsidiaries and (ii) equipment containing embedded microchips (including systems and equipment supplied by others or with which Borrowers' systems interface) material to the conduct of the business of the Borrowers and any of their Subsidiaries and the testing of all such systems and equipment, as so reprogrammed, will be completed by June 30, 1999. The cost to the Borrowers of such reprogramming and testing and of the reasonably foreseeable consequences of year 2000 to the Borrowers and their Subsidiaries (including, without limitation, reprogramming errors and the failure of others' systems or equipment) will not result in a Default or a Material Adverse Effect. Except for such of the reprogramming referred to in the preceding sentence as may be necessary, the computer and management information systems of the Borrowers and their Subsidiaries are and, with ordinary course upgrading and maintenance, will continue to be, sufficient to permit the Borrowers and their Subsidiaries to conduct their business without Material Adverse Effect.


                       SECTION 5.  CONDITIONS PRECEDENT

          5.1 Conditions to Initial Extension of Credit. The agreement of each Lender to make the initial Loan requested to be made by it is subject to the satisfaction, immediately prior to or concurrently with the making of such Loan on the Closing Date, of the following conditions precedent:

          (a) Loan Documents. The Administrative Agent shall have received (i) this Agreement, executed and delivered by a duly authorized officer of the Borrowers, (ii) the Guarantee and Collateral Agreement, executed and delivered by a duly authorized officer of the Holding Companies, the Borrowers and each Subsidiary Guarantor and (iii) for the account of each relevant Lender, Notes conforming to the requirements hereof and executed and delivered by a duly authorized officer of the Borrowers.

          (b) Bridge Credit Agreement. The Administrative Agent shall have received true and correct copies, certified by a duly authorized officer of the Borrowers, of the Bridge Credit Agreement and any notes and other documents executed and delivered by the Holding Companies pursuant thereto.

          (c) Acquisition Transactions. The following transactions shall have been consummated, in each case on terms and conditions reasonably satisfactory to the Lenders:

                    (i)    the Merger;

                    (ii) the Holding Companies shall have received in the aggregate at least $80,000,000 from the proceeds of equity investments in Avalon Cable and its Subsidiaries by ABRY, other institutional investors and members of the Avalon Cable's management, and the proceeds of such investments shall have been utilized to finance the Merger and such other of the Acquisition Transactions as shall be then completed or invested in the Capital Stock of, or contributed to the common equity of, the Borrowers;

                    (iii) the Bridge Credit Agreement shall have become effective in accordance with its terms, the Holding Companies shall have received proceeds of loans thereunder in an aggregate amount equal to $105,000,000, and the proceeds of such borrowings shall have been utilized to finance the Merger and such other of the Acquisition Transactions as shall be then completed, or invested in the Capital Stock of, or contributed to the common equity of the Borrowers;

                    (iv) the Holding Companies shall have received proceeds of ABRY Bridge Subordinated Debt in an aggregate amount equal to $18,000,000, and the proceeds of such borrowings shall have been invested in the Capital Stock of, or contributed to the common equity of, the Borrowers and utilized to finance the Merger and such other of the Acquisition Transactions as shall be then completed.

          (d) Pro Forma Balance Sheet: Financial Statements. The Lenders shall have received (i) the Pro Forma Balance Sheet, (ii) audited consolidated financial statements of

     Cable Michigan for the 1997, 1996 and 1995 fiscal years and (iii) unaudited interim consolidated financial statements of Cable Michigan and the New England Borrower as of and for the six-month period ended June 30, 1998 and such financial statements shall not, in the reasonable judgment of the Lenders, reflect any material adverse change in the consolidated financial condition of Cable Michigan, as reflected in the financial statements or projections contained in the Confidential Information Memorandum.

          (e) Approvals. All governmental and third party approvals necessary (it being agreed that with respect to approvals required to transfer control of franchises as a result of the Merger, only approvals to transfer franchises in which 90% of the Basic Subscribers (as defined in the Merger Agreement) are located are necessary) in connection with the Merger Agreement, the continuing operations of the Holding Companies, the Borrowers and their Subsidiaries and the transactions contemplated hereby (except for the Acquisition Transactions other than the Merger) shall have been obtained and be in full force and effect (other than with respect to the Merger, the CARS Microwave License for the Mercom transmitter in Allegan, Michigan), and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the Merger or the financing contemplated hereby.

          (f) Related Agreements. The Administrative Agent shall have received (in a form reasonably satisfactory to the Administrative Agent), with a copy for each Lender, true and correct copies, certified as to authenticity by the Borrowers, of the Acquisition Documentation (to the extent executed) and such other documents or instruments as may be reasonably requested by the Administrative Agent, including, without limitation, a copy of any debt instrument, security agreement or other material contract to which the Loan Parties may be a party.

          (g) Termination of Existing Credit Facilities. The Administrative Agent shall have received evidence reasonably satisfactory to the Administrative Agent and the Syndication Agent that the Existing Credit Facilities shall be simultaneously terminated, all amounts thereunder shall be simultaneously paid in full and arrangements reasonably satisfactory to the Administrative Agent shall have been made for the termination of Liens and security interests granted in connection therewith (except that the Liens created by the New England Borrower in favor of Lehman Commercial Paper Inc., as administrative agent, to secure the obligations and liabilities of the New England Borrower under the Avalon Credit Agreement shall not be terminated but shall be continued and shall secure the Obligations (as defined in the Guarantee and Collateral Agreement), among which are obligations under such Credit Agreement that are being refinanced by this Credit Agreement).

          (h) Fees. The Lenders, Syndication Agent and the Administrative Agent shall have received all fees required to be paid, and all expenses for which invoices have been presented (including reasonable fees, disbursements and other charges of counsel to the Agents), on or before the Closing Date. All such amounts will be paid with proceeds of Loans made on the Closing Date and will be reflected in the funding instructions given by the Borrowers to the Administrative Agent on or before the Closing Date.

          (i) Business Plan. The Lenders shall have received a reasonably satisfactory financial plan for fiscal years 1998-2007.

          (j) Solvency Opinion. The Lenders shall have received a reasonably satisfactory solvency opinion from a firm satisfactory to the Administrative Agent which shall document the solvency of the Borrowers and their Subsidiaries considered as a whole after giving effect to the transactions contemplated hereby.

          (k) Lien Searches. The Administrative Agent shall have received the results of a recent lien search in each of the jurisdictions where assets of the Borrowers and their Subsidiaries are located, and such search shall reveal no Liens on any of the assets of the Borrowers or their Subsidiaries except for Liens permitted by Section 7.3.

          (l) Expenses. The Administrative Agent shall have received satisfactory evidence that the fees and expenses to be incurred in connection with the Acquisition Transactions and the financing thereof shall not exceed $25,000,000.

          (m) Closing Certificate. The Administrative Agent shall have received a certificate of each Loan Party, dated the Closing Date, substantially in the form of Exhibit C, with appropriate insertions and attachments.

          (n) Legal Opinions. The Administrative Agent shall have received the following executed legal opinions:

                    (i) the legal opinion of Kirkland & Ellis, counsel to the Borrowers and their Subsidiaries, substantially in the form of Exhibit F-1;

                    (ii) the legal opinion of Bienstock & Clark, special regulatory counsel to the Borrowers and their Subsidiaries, substantially in the form of Exhibit F-2; and

                    (iii) the legal opinion of Kirkpatrick & Lockhart, Pennsylvania counsel to the Borrowers and their subsidiaries, substantially in the form of Exhibit F-3.

     Each such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require.

          (o) Pledged Stock; Stock Power; Pledged Notes. The Administrative Agent shall have received (i) the certificates representing the shares of Capital Stock pledged pursuant to the Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note pledged to the Administrative Agent pursuant to the Guarantee and Collateral Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank satisfactory to the Administrative Agent) by the pledgor thereof.

          (p) Filings, Registrations and Recordings. Each document (including, without limitation, any Uniform Commercial Code financing statement) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Lenders, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 7.3), shall be in proper form for filing, registration or recordation.

          (q) Insurance. The Administrative Agent shall have received insurance certificates satisfying the requirements of Section 5.3 of the Guarantee and Collateral Agreement.

          (r) No Breach Under Engagement Letter, Commitment Letter or Fee Letter. None of the Holding Companies or the Borrowers shall be in breach or violation of any of its obligations under the Engagement Letter, the Commitment Letter (as such terms are defined in the Bridge Credit Agreement) or the Fee Letter, and each of the Engagement Letter and the Fee Letter shall be in full force and effect.

          (s) ABRY Commitment to Fund Bridge Loan Interest. The Administrative Agent shall have received evidence, in form and substance satisfactory to it, that ABRY III shall have irrevocably committed to make loans from time to time to Avalon Cable the proceeds of which will be sufficient to provide ABRY Subordinated Debt to pay all interest due on the Bridge Loans and the Exchange Notes through the third anniversary of the Closing Date.

          5.2 Conditions to Each Extension of Credit. The agreement of each Lender to make any extension of credit requested to be made by it on any date (including, without limitation, its initial extension of credit) is subject to the satisfaction of the following conditions precedent:

          (a) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date.

          (b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

Each borrowing by and issuance of a Letter of Credit on behalf of the Borrowers hereunder shall constitute a representation and warranty by the Borrowers as of the date of such extension of credit that the conditions contained in this
Section 5.2 have been satisfied.

                       SECTION 6.  AFFIRMATIVE COVENANTS

          The Borrowers hereby jointly and severally agree that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount (other than contingent and indemnification obligations) is owing to any Lender or any Agent hereunder, each of the Borrowers shall and shall cause each of its Subsidiaries to:

          6.1 Financial Statements. Furnish to the Administrative Agent (which shall promptly forward a copy thereof to each Lender):

          (a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrowers, a copy of the audited combined consolidated balance sheet of (i) the Borrowers and their consolidated Subsidiaries and (ii) the Senior Discount Note Issuers and their consolidated Subsidiaries, in each case, as at the end of such year and the related audited combined consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a "going concern" or like qualification or exception, or qualification arising out of the scope of the audit, by PricewaterhouseCoopers LLP or other independent certified public accountants of nationally recognized standing, provided that the delivery of the Borrowers' annual report on Form 10-K shall be deemed to satisfy the requirements of this paragraph;

          (b) as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the Borrowers, the unaudited combined consolidated balance sheet of
     (i) the Borrowers and their consolidated Subsidiaries and (ii) the Senior Discount Note Issuers and their consolidated Subsidiaries, in each case, as at the end of such quarter and the related unaudited combined consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments and the absence of certain footnotes), provided that the Borrowers shall furnish such financial information for the quarter ended September 30, 1998 not later than December 15, 1998, provided, further, that the delivery of the Borrower's quarterly report on Form 10-Q shall be deemed to satisfy the requirements of this paragraph; and

          (c) as soon as available, but in any event not later than 45 days after the end of each month occurring during each fiscal year of the Borrowers (other than the third, sixth, ninth and twelfth such month), commencing with the month of November, 1998, the unaudited combined consolidated balance sheets of the Borrowers and their Subsidiaries as at the end of such month and the related unaudited combined consolidated statements of income and of cash flows for such month and the portion of the fiscal year through the end of such month, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments and the absence of certain footnotes); provided that the Borrowers shall furnish such financial information for each month ending on or prior to March 31, 1999 not later than 60 days after the end of such month;

all such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such officer, as the case may be, and disclosed therein).

          6.2 Certificates; Other Information. Furnish to the Administrative Agent (which shall promptly forward a copy to each Lender), or, in the case of clause (h), to the relevant Lender:

          (a) concurrently with the delivery of the financial statements referred to in Section 6.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate;

          (b) concurrently with the delivery of any financial statements pursuant to Section 6.1, (i) a certificate of a Responsible Officer of each of the Borrowers stating that, after due inquiry, such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) in the case of quarterly or annual financial statements, (x) a Compliance Certificate containing all information and calculations necessary for determining compliance by the Borrowers and their Subsidiaries with the provisions of this Agreement referred to therein as of the last day of the fiscal quarter or fiscal year of the Borrowers, as the case may be, and (y) to the extent not previously disclosed to the Administrative Agent, a listing of any county or state within the United States where any Loan Party keeps inventory or equipment and of any Intellectual Property acquired by any Loan Party since the date of the most recent list delivered pursuant to this clause (y) (or, in the case of the first such list so delivered, since the Closing Date);

          (c) as soon as available, and in any event no later than 45 days after the end of each fiscal year of the Borrowers, a detailed consolidated budget for the following fiscal year (including a projected combined consolidated balance sheet of the Borrowers and their Subsidiaries as of the end of the following fiscal year, and the related consolidated statements of projected cash flow, projected changes in financial position and projected income),and, as soon as available, significant revisions, if any, of such budget and projections with respect to such fiscal year, submitted to the Board for approval (collectively, the "Projections"), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections are based on reasonable estimates, information and assumptions at the time made in light of the circumstances then existing and that such Responsible Officer has no reason to believe that such Projections are incorrect or misleading in any material respect;

          (d) if the Administrative Agent reasonably so requests, within 45 days after the end of each fiscal quarter of the Borrowers, a narrative discussion and analysis of the financial condition and results of operations of Borrowers and their Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, as compared to the portion of the Projections covering such periods and to the comparable periods of the previous year;

          (e) as soon as possible and in any event prior to the effectiveness thereof, copies to the Agent of substantially final drafts of any proposed amendment, supplement, waiver or other modification with respect to the Acquisition Agreements;

          (f) within five days after the same are sent, copies of all financial statements and reports which any of the Holding Companies or either the Borrowers sends to the holders of any class of its debt securities or public equity securities and, within five days after the same are filed, copies of all financial statements and reports which any of the Holding Companies or the Borrowers may make to, or file with, the SEC;

          (g) as soon as possible and in any event within five days of obtaining knowledge thereof, any notice that any Governmental Authority may deny any application for an Environmental Permit sought by, or revoke or refuse to renew any Environmental Permit held by, the Borrowers or any of their respective Subsidiaries; and

          (h) promptly, such additional financial and other information as any Lender may from time to time reasonably request.

          6.3 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Borrowers or their Subsidiaries, as the case may be, or except where the failure to pay such obligation could not reasonably be expected to have a Material Adverse Effect.

          6.4 Conduct of Business and Maintenance of Existence, etc. (a)(i) Preserve, renew and keep in full force and effect its corporate existence and
(ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.4 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

          6.5 Maintenance of Property; Insurance. (a) Keep all material tangible Property and systems useful and necessary in its business in good working order and condition, ordinary wear and tear and damage occurring as a result of a casualty event excepted and (b) maintain with financially sound and reputable insurance companies insurance on all its Property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business.

          6.6  Inspection of Property; Books and Records; Discussions.  (a)
Keep proper books of records and account in which full, true and correct (in all material respects) entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) permit representatives of any Lender at its own expense to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Holding Companies, the Borrowers and their Subsidiaries with officers and employees of the

Borrowers and their Subsidiaries and with its independent certified public accountants (such visits and inspections shall be coordinated by the Lenders to the extent reasonably practicable).

          6.7 Notices. Promptly give notice to the Administrative Agent and each Lender of:

          (a)  the occurrence of any Default or Event of Default;

          (b) any (i) default or event of default under any Contractual Obligation of any of the Holding Companies, any of the Borrowers or any of their Subsidiaries or (ii) litigation, proceeding or, to the knowledge of the Borrower, investigation which may exist at any time between any of the Holding Companies, any of the Borrowers or any of their Subsidiaries and any Governmental Authority, which in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

          (c) the following events, as soon as possible and in any event within 30 days after any of the Borrowers knows or has reason to know thereof unless any such event could not, individually or in the aggregate, result in any liability which could reasonably be expected to have a Material Adverse Effect: (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or either of a Plan or any withdrawal from, or the termination, ERISA Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or any of the Borrowers or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, ERISA Reorganization or Insolvency of, any Plan; and

          (d) any development or event which has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Holding Companies, the relevant Borrower or the relevant Subsidiary proposes to take with respect thereto.

          6.8 Environmental Laws. (a) Comply with, and ensure compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply with and maintain, and ensure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws. For purposes of this Section 6.8(a), noncompliance shall be deemed not to constitute a breach of this covenant, provided that, upon learning of any actual or suspected noncompliance, the Borrowers shall, in a timely fashion, undertake reasonable efforts to achieve compliance and, provided, further, that in any case, such noncompliance, and any other noncompliance with any Environmental Law, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

          (b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws. For purposes of this
Section 6.8(b), noncompliance shall be deemed not to constitute a breach of this covenant, provided that, upon learning of any actual or suspected noncompliance, the Borrowers shall, in a timely fashion, undertake reasonable efforts to achieve compliance and, provided, further, that in any case, such noncompliance, and any other noncompliance with any Environmental Law, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

          6.9 Interest Rate Protection. In the case of the Borrowers, (a) within 60 days after the Closing Date, enter into and maintain in effect at all times until the date of issuance of the Senior Subordinated Notes, Hedge Agreements to the extent necessary to provide that at least 50% of the aggregate principal amount of the Term Loans is subject to interest rate protection and (b) maintain in effect at all times after the date of issuance of the Senior Subordinated Notes Hedge Agreements to the extent necessary to provide that at least 50% of the aggregate principal amount of the Term Loans and the Senior Subordinated Notes is subject to either a fixed rate or interest rate protection for a period of not less than three years thereafter. Hedge Agreements entered into pursuant to this Section shall have terms and conditions reasonably satisfactory to the Administrative Agent and the Borrowers.

          6.10 Additional Collateral, etc. (a) With respect to any Property acquired after the Closing Date by any of the Holding Companies, any of the Borrowers or any of their Subsidiaries (other than (x) any real property or the Capital Stock of any new Subsidiary, (y) any Property subject to a Lien expressly permitted by Section 7.3(g) and (z) Property acquired by an Excluded Foreign Subsidiary) as to which the Administrative Agent, for the benefit of the Lenders, does not have a perfected Lien, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a security interest in such Property and (ii) take all actions necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in such Property, including without limitation, the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be reasonably requested by the Administrative Agent.

          (b) With respect to any fee interest in any real property having a value (together with improvements thereof) of at least $2,500,000 acquired after the Closing Date by any of the Borrowers or any of their Subsidiaries (other than any such real property owned by an Excluded Foreign Subsidiary subject to a Lien expressly permitted by Section 7.3(g)), promptly (i) execute and deliver a first priority mortgage in favor of the Administrative Agent, for the benefit of the Lenders, covering such real property, (ii) if requested by the Administrative Agent, provide the Lenders with (x) title and extended coverage insurance covering such real property in an amount at least equal to the purchase price of such real estate (or such other amount as shall be reasonably specified by the Administrative Agent) as well as a current ALTA survey thereof, together with a surveyor's certificate and (y) any consents or estoppels reasonably deemed necessary or advisable by the Administrative Agent in connection with such mortgage or deed of trust, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

          (c) With respect to any new Subsidiary (other than an Excluded Foreign Subsidiary) created or acquired after the Closing Date (which, for the purposes of this paragraph, shall include any existing Subsidiary that ceases to be an Excluded Foreign Subsidiary and, upon the completion of the Mercom Acquisition, Mercom and its Subsidiaries), by any of the Borrowers or any of their Subsidiaries, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in the Capital Stock of such new Subsidiary which is owned by any of the Borrowers or any of their Subsidiaries, (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of any of the Borrowers or such Subsidiary, as the case may be, (iii) cause such new Subsidiary (A) to become a party to the Guarantee and Collateral Agreement and
(B) to take such actions necessary or advisable to grant to the Administrative Agent for the benefit of the Lenders a perfected first priority security interest in the Collateral described in the Guarantee and Collateral Agreement with respect to such new Subsidiary, including, without limitation, the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent, and (iv) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

          (d) With respect to any new Excluded Foreign Subsidiary created or acquired after the Closing Date by any of the Borrowers or any of their Subsidiaries, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or advisable in order to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in the Capital Stock of such new Subsidiary which is owned by any of the Borrowers or any of their Subsidiaries (provided that in no event shall more than 65% of the total outstanding Capital Stock of any such new Subsidiary be required to be so pledged), (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of any of the Borrowers, or such Subsidiary, as the case may be, and take such other action as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the Lien of the Administrative Agent thereon, and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

          6.11 Further Assurances. In the case of the Borrowers, from time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take all such actions, as the Administrative Agent may reasonably request, for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, or of more fully perfecting or renewing the rights of the Administrative Agent and the Lenders with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds thereof or with respect to any other property or assets hereafter acquired by the Borrowers which may be deemed to be part of the Collateral) pursuant hereto or thereto. Upon the exercise by the Administrative Agent or any Lender of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which requires any consent, approval, recording, qualification or authorization of any Governmental Authority, the Borrowers will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Administrative Agent or such Lender may be required to obtain from the Borrowers or any of their Subsidiaries for such governmental consent, approval, recording, qualification or authorization.


                         SECTION 7. NEGATIVE COVENANTS

          The Borrowers hereby jointly and severally agree that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or any Agent hereunder (other than contingent and indemnification obligations), each of the Borrowers shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

          7.1 Financial Condition Covenants.

          (a) Consolidated Leverage Ratio. (i) Prior to the earlier to occur of the Senior Subordinated Note Issuance Date and the Permanent Securities Issuance Date, permit the Consolidated Leverage Ratio as at the last day of any quarter ending during any test period set forth below to exceed the ratio set forth below opposite such test period:

                                        Consolidated
                    Test Period        Leverage Ratio
              -----------------------  --------------
              12/31/98 to 6/30/00      6.50 to 1.0
              7/1/00 to 9/30/00        6.25 to 1.0
              10/1/00 to 9/30/01       6.00 to 1.0
              10/01/01 to 9/30/02      5.25 to 1.0
              10/01/02 to 9/30/03      4.25 to 1.0
              10/01/03 and thereafter  3.25 to 1.0


          (ii) On or after the earlier to occur of the Senior Subordinated Note Issuance Date and the Permanent Securities Issuance Date, permit the Consolidated Leverage Ratio as at the last day of any quarter ending during any test period set below to exceed the ratio set forth below opposite such test period:

                                        Consolidated
                    Test Period        Leverage Ratio
              -----------------------  --------------
              12/31/98 to 6/30/00        6.90 to 1.0
              7/1/00 to 9/30/01          6.50 to 1.0
              10/01/01 to 9/30/02        6.25 to 1.0
              10/01/02 to 9/30/03        5.25 to 1.0
              10/01/03 to 9/30/05        4.75 to 1.0
              10/01/05 and thereafter    4.25 to 1.0


          (b) Consolidated Senior Debt Ratio. On or after the earlier to occur of the Senior Subordinated Note Issuance Date and the Permanent Securities Issuance Date, permit the Consolidated Senior Debt Ratio as at the last day of any quarter ending during any test period set forth below to exceed the ratio set forth below opposite such test period:

                                                                              81

                                       Consolidated
          Test Period                  Senior Debt Ratio
          -----------                  -----------------
          12/31/98 to 9/30/00          5.00 to 1.0
          10/01/00 to 9/30/01          4.50 to 1.0
          10/01/01 to 9/30/02          4.00 to 1.0
          10/01/02 and thereafter      3.50 to 1.0

          (c) Consolidated Interest Coverage Ratio. (i) Prior to the Permanent Securities Issuance Date, permit the Consolidated Interest Coverage Ratio as at the last day of any quarter ending during any test period set forth below to be less than the ratio set forth below opposite such test period:

                                       Consolidated Interest
          Test Period                     Coverage Ratio
          -----------                  ---------------------
          3/31/99 to 9/30/00           1.75 to 1.0
          10/01/00 to 9/30/01          2.00 to 1.0
          10/01/01 to 9/30/02          2.25 to 1.0
          10/01/02 to 9/30/03          2.50 to 1.0
          10/01/03 to 9/30/04          2.75 to 1.0
          10/01/04 and thereafter      3.50 to 1.0

          (ii) On or after the Permanent Securities Issuance Date, permit the Consolidated Interest Coverage Ratio as at the last day of any quarter ending during any test period set forth below to be less than the ratio set forth below opposite such test period:

                                       Consolidated Interest
          Test Period                     Coverage Ratio
          -----------                  ---------------------
          3/31/99 to 9/30/02           1.50 to 1.0
          10/01/02 to 9/30/03          2.00 to 1.0
          10/01/03 and thereafter      2.25 to 1.0

          (d) Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio for any period of four consecutive fiscal quarters of the Borrowers, commencing with the period ending December 31, 1999, to be less than 1.25 to 1.0.

          (e) Consolidated Debt Service Coverage Ratio. Permit the Consolidated Debt Service Coverage Ratio for any period of four consecutive fiscal quarters of the Borrowers, commencing with the period ending December 31, 1999, to be less than 1.25 to 1.0.

          7.2 Limitation on Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

          (a) Indebtedness of any Loan Party pursuant to any Loan Document (including, without limitation, Indebtedness incurred pursuant to Section 2.2);

          (b) Indebtedness of any of the Borrowers to any other Borrower or to any Subsidiary and of any Wholly Owned Subsidiary Guarantor to any of the Borrowers or any other Subsidiary and the Mercom Intercompany Loan;

          (c) Indebtedness (including, without limitation, Capital Lease Obligations) secured by Liens permitted by Section 7.3(g) in an aggregate principal amount not to exceed $5,000,000 at any one time outstanding;

          (d) Indebtedness outstanding on the date hereof and listed on Schedule 7.2(d) and any refinancings, refundings, renewals or extensions thereof (without any increase in the principal amount thereof or any shortening of the maturity of any principal amount thereof);

          (e) Guarantee Obligations made in the ordinary course of business by the Borrowers or any of their Subsidiaries of obligations of the Borrowers or any Subsidiary Guarantor;

          (f) (i) Indebtedness of the Borrowers in respect of senior subordinated notes in an aggregate principal amount not to exceed $150,000,000, provided that all the terms and conditions of such Indebtedness are reasonably satisfactory to the Administrative Agent, as evidenced by its prior written approval thereof, and provided, further, that the proceeds of such Indebtedness are used (A) if the aggregate gross proceeds of such senior subordinated notes, when added to the aggregate gross proceeds of the senior discount notes referred to below and any Fill-in Equity Proceeds, are in an aggregate amount equal to at least $200,000,000 and if reasonably contemporaneously with the issuance thereof there shall have been issued by Senior Discount Note Issuers senior discount notes the aggregate gross proceeds of which, when added to the aggregate amount of any Fill-in Equity Proceeds, are in an amount equal to at least $100,000,000 and all the terms and conditions of such senior discount notes are reasonably satisfactory to the Administrative Agent, as evidenced by its prior written approval thereof, first, to prepay any portion of the Indebtedness under the Bridge Credit Agreement remaining after application of the proceeds of the Senior Discount Notes and such Fill-in Equity Proceeds to the prepayment of such Indebtedness and second, to prepay the outstanding Indebtedness under (i) the ABRY Bridge Subordinated Debt described in clause (a)(i) of the definition of such term and (ii) any Permitted Refinancing Indebtedness with respect to such ABRY

     Subordinated Debt, in each case remaining after application of the proceeds of the Senior Discount Notes to the prepayment of such Indebtedness, (B) if clause (A) is not applicable and the aggregate gross proceeds of such senior subordinated notes are in an amount equal to at least $100,000,000, first to prepay the Term Loans in accordance with Section 2.11(a) (disregarding the provisos to such Section) to the extent necessary to cause the ratio of (i) Consolidated Senior Debt outstanding after giving effect to such prepayment to (2) Adjusted Consolidated EBITDA for the period of four consecutive fiscal quarters ending on the last day of the then most recently ended fiscal quarter for which financial statements shall have been delivered to the Administrative Agent pursuant to Section
     6.1 (or, if such fiscal quarter is the fiscal quarter ending September 30, 1998 or December 31, 1998, for the period of two or three consecutive fiscal quarters then ending, respectively, multiplied by two or four-thirds, respectively) to equal 4.5 to 1.0, second, to prepay the Indebtedness under the Bridge Credit Agreement and third, to prepay the outstanding Indebtedness under (i) the ABRY Bridge Subordinated Debt described in clause (a)(i) of the definition of such term and (ii) any Permitted Refinancing Indebtedness with respect to such ABRY Subordinated Debt and (C) to the extent that neither clause (A) nor clause (B) is applicable or, if clause (A) or (B) is applicable and any such proceeds remain after application in accordance with such clause (A) or clause (B), as the case may be, for application in accordance with Section 2.11(a) (disregarding the provisos to such Section); and (ii) Guarantee Obligations of any Subsidiary Guarantor in respect of Indebtedness incurred by the Borrowers pursuant to clause (i), provided that such Guarantee Obligations are subordinated to the obligations of such Subsidiary Guarantor under the Guarantee and Collateral Agreement to the same extent as the obligations of the Borrowers in respect of the senior subordinated notes referred to in said clause are subordinated to the Obligations;

          (g) the guarantee by the Borrowers of Indebtedness of any of their Subsidiaries so long as the incurrence of such Indebtedness by such Subsidiary is permitted to be incurred by another provision of this Section;

          (h) Indebtedness consisting of customary indemnification, adjustments of purchase price or similar obligations, in each case incurred or assumed in connection with the acquisition of any business or assets; and

          (i) additional Indebtedness of the Borrowers or any of their Subsidiaries in an aggregate principal amount (for the Borrowers and all Subsidiaries) not to exceed $10,000,000 at any one time outstanding; provided, however, that such additional Indebtedness shall have terms and conditions which are no more restrictive on the Borrowers than the terms and conditions hereof.

          7.3 Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired, except for:

          (a) Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrowers or their Subsidiaries, as the case may be, in conformity with GAAP;

          (b) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith by appropriate proceedings;

          (c) pledges or deposits in connection with workers' compensation, unemployment insurance and other social security legislation;

          (d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

          (e) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of the Borrowers or any of their Subsidiaries;

          (f) Liens in existence on the date hereof listed on Schedule 7.3(f), securing Indebtedness permitted by Section 7.2(d), provided that no such Lien is spread to cover any additional Property after the Closing Date and that the amount of Indebtedness secured thereby is not increased;

          (g) Liens securing Indebtedness of the Borrowers or any other Subsidiary incurred pursuant to Section 7.2(c) to finance the acquisition of fixed or capital assets, provided that (i) such Liens shall be created substantially simultaneously with the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any Property other than the Property financed by such Indebtedness and (iii) the amount of Indebtedness secured thereby is not increased;

          (h) (i) Liens on property of a Person existing at the time such Person is merged into or consolidated with any of the Borrowers or any of their Subsidiaries; provided that such Liens were not created in contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with such

     Borrower or such Subsidiary, and (ii) Liens on property existing at the time of acquisition thereof by any of the Borrowers or any of their Subsidiaries, provided that such Liens were not created in contemplation of such acquisition and only extend to the property so acquired;

          (i) leases or subleases permitted by Section 7.5 granted to third Persons not materially interfering with the ordinary course of business of the Borrowers or any of their Subsidiaries;

          (j) Liens created pursuant to the Security Documents;

          (k) Liens arising from judgments or decrees which do not result in an Event of Default under Section 8(h);

          (l) all building codes and zoning ordinances and other laws, ordinances, regulations, rules, orders or determinations of any federal, state, county, municipal or other Governmental Authority now or hereafter enacted;

          (m) Liens consisting of rights of set-off of a customary nature or bankers' liens on amounts on deposit, whether arising by contract or operation of law, incurred in the ordinary course of business;

          (n) Liens on insurance policies and the proceeds thereof securing the financing of premiums with respect thereto;

          (o) Liens solely on any cash earnest money deposits made by any of the Borrowers or any of the Subsidiary Guarantors in connection with any letter of intent or purchase agreement entered into by it in connection with an Investment permitted under Section 7.8(i) or (l); and

          (p) Liens in favor of Exchange Note Trustee (in its individual capacity) created under the Exchange Note Indenture.

          7.4 Limitation on Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its Property or business, except that:

          (a) any Subsidiary of any Borrower may be merged or consolidated with or into such Borrower (provided that such Borrower shall be the continuing or surviving corporation) or with or into any Subsidiary Guarantor (provided that the Subsidiary Guarantor shall be the continuing or surviving corporation);

          (b) any Subsidiary of any Borrower may Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to such Borrower or any Subsidiary Guarantor;

          (c) the Reorganization and the Mercom Acquisition may be completed;
     and

          (d) any Borrower or any Subsidiary may effect, pursuant to any such transaction, any transaction that, if it were structured as a Disposition of assets, would be permitted by Section 7.5 and that would not result in the occurrence of an event described in Section 8(k).

          7.5 Limitation on Disposition of Property. Dispose of any of its Property (including, without limitation, receivables and leasehold interests), whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary's Capital Stock to any Person, except:

          (a) the Disposition of obsolete, worn out or surplus property in the ordinary course of business;

          (b) the sale of inventory, the sale or lease of equipment and the license of Intellectual Property, in each case in the ordinary course of business;

          (c) Dispositions permitted by Section 7.4(b);

          (d) the sale or issuance of any Subsidiary's Capital Stock to any of the Borrowers or any Subsidiary Guarantor;

          (e) Restricted Payments permitted under Section 7.6;

          (f) Dispositions of Cash Equivalents, provided that the aggregate consideration received therefor is at least equal to the aggregate fair market value of the Cash Equivalents so Disposed of;

          (g) any Asset Swap, provided that (i) no Default or Event of Default shall exist and be continuing or result therefrom, (ii) if and to the extent that the Borrowers and their Subsidiaries receive consideration for the cable television system or systems (or portions thereof) and related assets transferred by them in connection with such Asset Swap that is in addition to the cable television systems (or portions thereof) and related assets received upon Disposition thereof, such Asset Swap shall be deemed to be a Disposition of assets and shall be permitted only if the provisions of Sections 7.5(h) and 2.11(b) shall be complied with in connection therewith and (iii) the aggregate book value of assets Disposed of pursuant to Asset Swaps shall not exceed (x) prior to the first anniversary of the Closing Date, 15% or (y) thereafter, 25% of the aggregate book value of the combined consolidated total assets of the Borrowers and their Subsidiaries as reflected in the Pro Forma Balance Sheet;

          (h) the Disposition of other assets having a book value, when added to
     (i) amounts deemed to be Dispositions pursuant to Section 7.5(g), (ii) if the equity interests in any Borrower are sold in a transaction described in the proviso to Section 8(k), an amount equal to the aggregate book value of the assets of such Borrower at the time of such sale and (iii) the aggregate book value of assets disposed of pursuant to transactions permitted by Section 7.4(d), not to exceed in the aggregate (x) prior to the first anniversary of the Closing Date, $15,000,000 or (y) thereafter, $25,000,000; and

          (i) any Recovery Event, provided, that the requirements of Section 2.11(b) are complied with in connection therewith.

          7.6 Limitation on Restricted Payments. Declare or pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any of the Borrowers or any Subsidiary, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Borrowers or any Subsidiary (collectively, "Restricted Payments"), except that:

          (a) any Subsidiary may make Restricted Payments to any of the Borrowers or any Subsidiary Guarantor;

          (b) so long as no Default or Event of Default shall have occurred and be continuing, the Borrowers may pay dividends or make cash distributions on their Capital Stock, the proceeds of which are used to permit Avalon Cable to (i) purchase Avalon Cable's common equity or common equity options from present or former officers or employees of Avalon Cable or the Holding Companies, the Borrowers or any Subsidiary upon the death, disability or termination of employment of such officer or employee, provided, that the aggregate amount of payments under this clause (i) subsequent to the date hereof (net of any proceeds received by Avalon Cable and contributed to the Borrowers subsequent to the date hereof in connection with resales of any common equity or common equity options so purchased) shall not exceed $500,000 and (ii) pay management fees to ABRY and its Control Investment Affiliates expressly permitted by Section 7.10;

          (c) the Borrowers may pay dividends or make cash distributions on their Capital Stock, the proceeds of which are used to permit the Holding Companies to (i) pay corporate overhead expenses incurred in the ordinary course of business not to exceed $250,000 in any fiscal year and (ii) pay any taxes or make distributions to pay taxes which are due and payable by (x) Avalon Cable, the Holding Companies and the Borrowers as part of a consolidated group or
     (y) holders of equity interests in the Holding Companies, in each case to the extent that (A) such taxes are allocable to the operations of the Borrowers and their Subsidiaries, franchise or entity taxes or taxes resulting from the holding of the Capital Stock of the Borrowers or the Holding Companies (but limited, in the case of taxes based upon taxable income, to the extent that cumulative taxable net income subsequent to the Closing Date is positive) or (B) such taxes are related to the Avalon Cable Indebtedness;

          (d) the Borrowers may pay dividends or make cash dividends on their Capital Stock with the proceeds of the Senior Subordinated Notes to the extent necessary to make the prepayments permitted by clause (A) of the second proviso to Section 7.2(f)(i);

          (e) on or after the fifth anniversary of the issuance of the Senior Discount Notes, so long as no Default or Event of Default shall have occurred and be continuing or would have occurred on the last day of the then most recently ended fiscal quarter for which financial statements shall have been delivered to the Lenders pursuant to Section 6.1 if the covenants set forth in Section 7.1 were recomputed to give effect to the assumption that the payment thereof was made on such last day and if, but for the making thereof the Holding Companies would not be able to deduct the interest accrued and unpaid on the Senior Discount Notes as an expense in computing the Federal income taxes payable in respect of their operations, the Borrowers may pay dividends or make cash distributions on their Capital Stock the proceeds of which shall be used to pay any unpaid interest payable on the Senior Discount Notes; provided, however, that no Restricted Payment shall be permitted pursuant to this paragraph
     (e) in respect of interest payable on the Senior Discount Notes subsequent to the fifth anniversary of the date of issuance thereof unless the condition specified above in this paragraph with respect to compliance with
     Section 7.1 would be satisfied if the required covenant level for the Consolidated Leverage Ratio specified in Section 7.1(a) were 4.0 to 1.0;

          (f) payments or distributions to dissenting stockholders pursuant to transactions permitted hereunder;

          (g) any Borrower may pay any dividend or make any distribution so long as simultaneously therewith a capital contribution in an equal amount is made to another Borrower; and

          (h) the Reorganization and the Mercom Acquisition may be completed.

          7.7 Limitation on Capital Expenditures. Make or commit to make any Capital Expenditure, except (a) Capital Expenditures of the Borrowers and their Subsidiaries in the ordinary course of business during 1998 or during any fiscal year thereafter in amount not exceeding in any fiscal year set forth below the amount set forth opposite such fiscal year below:

                      Fiscal Year           Amount
                      -----------           ------
                          1999           $19,000,000
                          2000           $23,000,000
                          2001           $23,000,000
                          2002           $12,000,000
                          2003           $12,000,000
                          2004            $7,500,000
                          2005            $7,500,000
                          2006            $8,000,000

provided, that (i) up to 50% of any such amount referred to above, if not so expended in the fiscal year for which it is permitted (as to such fiscal year, the "CapEx Carryforward Amount"), may be carried over for expenditure in the next succeeding fiscal year and (ii) Capital Expenditures made pursuant to this clause (a) during any fiscal year shall be deemed made, first, in respect of amounts permitted for such fiscal year as provided above and second, in respect of amounts carried over from the prior fiscal year pursuant to subclause (i) above and (b) Capital Expenditures made with the proceeds of any Reinvestment Deferred Amount.

          7.8 Limitation on Investments. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting an ongoing business from, or make any other investment in, any other Person (all of the foregoing, "Investments"), except:

          (a) extensions of trade credit in the ordinary course of business;

          (b) investments in Cash Equivalents;

          (c) Investments arising in connection with the incurrence of Indebtedness permitted by Section 7.2(b) and (e);

          (d) loans and advances to employees of the Holding Companies, the Borrowers or any Subsidiaries of the Borrowers in the ordinary course of business (including, without limitation, for travel, entertainment and relocation expenses) in an aggregate amount for the Borrowers and their Subsidiaries not to exceed $500,000 at any one time outstanding;

          (e) the Acquisition Transactions and the Reorganization;

          (f) Investments in assets useful in the Borrowers' business made by the Borrowers or any of their Subsidiaries with the proceeds of any Reinvestment Deferred Amount;

          (g) Investments (other than those relating to the incurrence of Indebtedness permitted by Section 7.8(c)) by the Borrowers or any of their Subsidiaries in any of the Borrowers or any Person that, prior to such Investment, is a Subsidiary Guarantor;

          (h) Investments consisting of promissory notes and other deferred payment obligations of Persons to which the Borrowers and their Subsidiaries shall have made Dispositions of assets permitted by Section 7.5, provided that the aggregate principal amount thereof does not exceed $2,500,000 at any one time outstanding;

          (i) any Investment arising from the acquisition by the Borrowers and their Subsidiaries of any cable television system or systems (or portions thereof) and related assets in connection with any Asset Swap, provided that (i) to the extent that the Borrowers and their Subsidiaries give consideration for the cable television system or systems (or portions thereof) and related assets acquired by them in connection with such Asset Swap that is in addition to the cable television system or systems (or portions thereof) and related assets transferred by them as consideration therefor, such Asset Swap shall be deemed to constitute an Investment and shall be permitted only if the provisions of Section 7.8(l) shall be complied with in connection therewith, (ii) immediately prior and after giving effect to such Investment no Default or Event of Default shall have occurred and be continuing and (iii) the aggregate book value of the assets acquired pursuant to this paragraph in any fiscal year of the Borrowers shall not exceed (x) prior to the first anniversary of the Closing Date, 15% or (y) thereafter, 25%, of the aggregate book value of the combined consolidated total assets of the Borrowers and their Subsidiaries as reflected in the Pro Forma Balance Sheet;

          (j) prior to the completion of the Mercom Acquisition, the Mercom Intercompany Loan;

          (k) any Investment existing on the Closing Date and set forth on
     Schedule 7.8 and any amendment, modification, restatement, supplement, extension, renewal, refunding, replacement, refinancing, in whole or in part, thereof;

          (l) in addition to Investments otherwise expressly permitted by this Section, Investments by the Borrowers or any of their Subsidiaries the aggregate consideration for which (whether consisting of cash (whether paid directly or through the exercise of dissenters' rights), shares of Capital Stock of Avalon Cable or otherwise), when added to the aggregate amount deemed to be Investments pursuant to Section 7.8(i), does not exceed the sum of (i) $25,000,000 plus (ii) the aggregate amount, if any, of the Incremental Facility theretofor established; and

          (m) security and other deposits permitted by Section 7.3(d).

          7.9 Limitation on Optional Payments and Modifications of Debt Instruments, etc. (a) Make or offer to make any optional or voluntary payment, prepayment, repurchase or redemption of, or otherwise voluntarily or optionally defease, the Indebtedness under the Senior Subordinated Notes, or segregate funds for any such payment, prepayment, repurchase, redemption or defeasance,
(b) amend, modify or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of the Senior Subordinated Notes or the Senior Subordinated Note Indenture (other than any such amendment, modification, waiver or other change which (i) would extend the maturity or reduce the amount of any payment of principal thereof, reduce the rate or extend the date for payment of interest thereon or relax any covenant or other restriction applicable to any of the Borrowers or any of their Subsidiaries and (ii) does not involve the payment of a consent fee), (c) designate any Indebtedness (other than the Obligations) as "Designated Senior Indebtedness" for the purposes of the Senior Subordinated Note Indenture or (d) amend its certificate of incorporation in any manner determined by the Administrative Agent to be adverse to the Lenders.

          7.10 Limitation on Transactions with Affiliates. Enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than any of the Borrowers or any Subsidiary Guarantor) unless such transaction is (a) otherwise permitted under this Agreement, (b) in the ordinary course of business of such Borrower or such Subsidiary, as the case may be, and (c) upon fair and reasonable terms no less favorable to such Borrower or such Subsidiary, as the case may be, than it would obtain in a comparable arm's length transaction with a Person which is not an Affiliate. Notwithstanding the foregoing, the Borrowers and their Subsidiaries may (i) pay to ABRY and its Control Investment Affiliates fees and expenses pursuant to the ABRY Management Agreement and (ii) complete all transactions necessary to complete the Reorganization and the Mercom Acquisition.

          7.11 Limitation on Sales and Leasebacks. Enter into any arrangement with any Person providing for the leasing by the Borrowers or any Subsidiary of real or personal property which has been or is to be sold or transferred by such Borrower or such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Borrower or such Subsidiary.

          7.12 Limitation on Changes in Fiscal Periods. Permit the fiscal year of the Borrowers to end on a day other than December 31 or change the Borrowers' method of determining fiscal quarters.

          7.13 Limitation on Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement which prohibits or limits the ability of any of the Borrowers or any of their Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of its Property or revenues, whether now owned or hereafter acquired, to secure the Obligations or, in the case of any Guarantor, its obligations under the Guarantee and Collateral Agreement, other than (a) this Agreement and the other Loan Documents and (b) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby).

          7.14 Limitation on Restrictions on Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary of a Borrower held by, or pay any Indebtedness owed to, any of the Borrowers or any other Subsidiary, (b) make Investments in any of the Borrowers or any other Subsidiary or (c) transfer any of its assets to any of the Borrowers or any other Subsidiary, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents, (ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement which has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary and (iii) any restrictions on the ability of the Borrower or any Subsidiary to transfer any such asset imposed by the provisions of the documentation pursuant to which there shall have been created a Lien on such asset permitted by Section 7.3.

          7.15 Limitation on Lines of Business. Enter into any business, either directly or through any Subsidiary, except for those businesses in which the Borrowers and their Subsidiaries are engaged on the date of this Agreement (after giving effect to the Acquisition) or which are reasonably related, ancillary or complimentary thereto.

          7.16 Limitation on Amendments to Acquisition Documentation. Amend, supplement or otherwise modify the terms and conditions of the Acquisition Documentation except to the extent that any such amendment, supplement or modification, taken as a whole, could not reasonably be expected to have a Material Adverse Effect.

                         SECTION 8. EVENTS OF DEFAULT

          If any of the following events shall occur and be continuing:

          (a) The Borrowers shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; or the Borrowers shall fail to pay any interest on any Loan or Reimbursement Obligation, or any other amount payable hereunder or under any other Loan Document, within five days after any such interest or other amount becomes due in accordance with the terms hereof; or

          (b) Any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or which is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

          (c) Any Loan Party shall default in the observance or performance of any agreement contained in clause (i) or (ii) of Section 6.4(a) (with respect to the Holding Companies and the Borrowers only), Section 6.7(a) or
     Section 7 or Section 5 of the Guarantee and Collateral Agreement; or

          (d) Any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after the date upon which the Borrowers receive notice of such default from the Administrative Agent or any Lender; or

          (e) The Holding Companies, the Borrowers or any of their Subsidiaries shall (i) default in making any payment of any principal of any Indebtedness (including, without limitation, any Guarantee Obligation, but excluding the Loans) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses
     (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to

     Indebtedness the outstanding principal amount of which exceeds in the aggregate $2,500,000; or

          (f)(i) Any of the Holding Companies, any of the Borrowers or any of their Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any of the Holding Companies, any of the Borrowers or any of their Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any of the Holding Companies, any of the Borrowers or any of their Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or
     (iii) there shall be commenced against any of the Holding Companies, any of the Borrowers or any of their Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any of the Holding Companies, any of the Borrowers or any of their Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any of the Holding Companies, any of the Borrowers or any of their Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

          (g)(i) Any Person shall engage in any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of any of the Borrowers or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) any of the Borrowers or any Commonly Controlled Entity shall, or in the reasonable opinion of the

     Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or ERISA Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could, in the sole judgment of the Required Lenders, reasonably be expected to have a Material Adverse Effect; or

          (h) One or more judgments or decrees shall be entered against any of the Holding Companies, any of the Borrowers or any of their Subsidiaries involving for the Holding Companies, the Borrowers and their Subsidiaries taken as a whole a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $2,500,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or

          (i) Any of the Security Documents shall cease, for any reason, to be in full force and effect (except for expiration in accordance with its terms), or any Loan Party or any Affiliate of any Loan Party shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and (to the extent previously perfected) priority purported to be created thereby as to Collateral having an aggregate value in excess of $1,000,000; or

          (j) The guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason, to be in full force and effect, except in accordance with its terms, or any Loan Party or any Affiliate of any Loan Party shall so assert; or

          (k)(i) The Permitted Investors shall cease to have the power to vote or direct the voting of securities having a majority of the ordinary voting power for the election of the managers of Avalon Cable (determined on a fully diluted basis); (ii) the Permitted Investors shall cease to own of record and beneficially an amount of common stock of Avalon Cable equal to at least 90% of the amount of common stock of Avalon Cable owned by the Permitted Investors of record and beneficially as of the Closing Date;
     (iii) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), excluding the Permitted Investors, shall become, or obtain rights (whether by means or warrants, options or otherwise) to become, the "beneficial owner" (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than 35% of the outstanding common stock of Avalon Cable; (iv) the board of managers of Avalon Cable shall cease to consist of a majority of Continuing Managers; (v) prior to the Reorganization, (A) Avalon Cable shall cease, directly or indirectly, to own and control, of record and beneficially, 100% of each class of outstanding Capital Stock of Michigan

     Holdings and 55% of the ordinary voting power of the outstanding Capital Stock of New England Holdings, in each case, free and clear of all Liens (except Liens created by the Guarantee and Collateral Agreement); or (B) Michigan Holdings and New England Holdings shall cease, directly or indirectly, to own and control, of record and beneficially, 100% of each class of outstanding Capital Stock of each of the Borrowers, free and clear of all Liens (except Liens created by the Guarantee and Collateral Agreement), and any Lien consisting of a right to require a distribution of equity interests described in the proviso to this paragraph), (vi) after the Reorganization, (A) Avalon Cable shall cease, directly or indirectly, to own and control, of record and beneficially, 80% of the ordinary voting power of the outstanding Capital Stock of New England Holdings or (B) New England Holdings shall cease, directly or indirectly, to own and control, of record and beneficially, 100% of each class of outstanding Capital Stock of each of the Borrowers, free and clear of all Liens (except Liens created by the Guarantee and Collateral Agreement and any Lien consisting of a right to require a distribution of equity interests described in the proviso to this paragraph); provided, however, that no Event of Default shall be deemed to have occurred under clause (v) or (vi) of this paragraph if (A) all of the equity interests in any Borrower shall be distributed by the holder of such equity interests to the holder of its equity interests and, substantially simultaneously with such distribution, such distributed equity interests, or an option to purchase all such distributed equity interests, are sold to a third party for consideration at least equal to the fair market value of such distributed equity interests and a Borrower shall receive the Net Cash Proceeds of such sale and any other consideration received in connection with such sale, and (B) the sale described in clause (A) above, if it were deemed to be a Disposition of all the assets of such Borrower covered by Section 7.5(h), would be permitted by said Section; or (vii) a Specified Change of Control shall occur;

          (l) The Senior Subordinated Notes or the guarantees thereof shall cease, for any reason, to be validly subordinated to the Obligations or the obligations of the Subsidiary Guarantors under the Guarantee and Collateral Agreement, as the case may be, as provided in the Senior Subordinated Note Indenture, or any Loan Party, any Affiliate of any Loan Party, the trustee in respect of the Senior Subordinated Notes or the holders of at least 25% in aggregate principal amount of the Senior Subordinated Notes shall so assert;

          (m) Any Holding Company shall (i) conduct, transact or otherwise engage in, or commit to conduct, transact or otherwise engage in, any business or operations other than those incidental to their ownership of the Capital Stock of the Borrowers and Subsidiaries thereof; (ii) incur, create, assume or suffer to exist any Indebtedness or other financial obligations, except (A) nonconsensual obligations imposed by operation of law, (B) pursuant to the Loan Documents to which it is a party, (C) obligations with respect to its Capital Stock, (D) pursuant to the Bridge Credit Agreement and related documents, (E)

     Senior Discount Notes in an aggregate principal amount not to exceed $150,000,000, (F) ABRY Bridge Subordinated Debt, (G) any Permitted Refinancing Indebtedness, (H) the Exchange Notes, (I) any Indebtedness of Avalon Cable the proceeds of which are used to fund ABRY Bridge Subordinated Debt, (J) any Indebtedness that refinances the obligations under the Bridge Credit Agreement, the Exchange Notes or the Senior Discount Notes, provided that (x) the principal amount thereof shall not be increased, (y) the maturity thereof shall be the same or later than the Indebtedness being refinanced, and (z) the terms and conditions thereof shall be reasonably satisfactory to the Required Lenders, as evidenced by prior written approval thereof, (K) any Guarantee Obligations in respect of Indebtedness and other obligations described in clauses (A) through (J) immediately preceding , (L) the assumption by the Michigan Borrower on or subsequent to the date of the Reorganization of Avalon Cable Indebtedness owed by the New England Borrower that is outstanding on the date hereof, provided that the New England Borrower shall be released from its obligations thereunder, the terms and conditions of such Avalon Cable Indebtedness shall remain unchanged and such Avalon Cable Indebtedness shall be subordinated to the obligations of Michigan Borrower under the Guarantee and Collateral Agreement to the same extent as the obligations of the New England Borrower under such Avalon Cable Indebtedness are subordinated to the Obligations and (M) obligations incidental to each of the foregoing clauses (A) through (L); (iii) own, lease, manage or otherwise operate any properties or assets (including cash (other than cash received in connection with dividends made by the Borrowers in accordance with Section 7.6 pending application in the manner contemplated by said Section) and cash equivalents) other than the ownership of shares of Capital Stock of the Borrowers and Subsidiaries thereof; or (iv) enter into any merger, consolidation or amalgamation that would result in a Default or Event of Default;

            (n) The Bridge Credit Agreement, the Exchange Note Indenture, the Senior Discount Note Indenture, any document or instrument pursuant to or under which any Indebtedness created or issued under any of the foregoing shall be refinanced or the agreement pursuant to which ABRY III shall make the commitment referred to in Section 5.1(s) shall, without the prior written consent of the Required Lenders, be amended, supplemented or otherwise modified except for any such amendment, supplement or other modification which (1) would extend the maturity or reduce the amount of any payment of principal of any Indebtedness created or issued thereunder, reduce the rate or extend the date for payment of interest on any such Indebtedness or relax any covenant or other restriction applicable to any of the Holding Companies or any of their Subsidiaries and (2) does not involve the payment of a consent fee;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to any of the Borrowers, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other
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                                                                              98

amounts owing under this Agreement and the other Loan Documents (including, without limitation, all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Majority Revolving Credit Facility Lenders, the Administrative Agent may, or upon the request of the Majority Revolving Credit Facility Lenders, the Administrative Agent shall, by notice to the Borrowers declare the Revolving Credit Commitments to be terminated forthwith, whereupon the Revolving Credit Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrowers, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including, without limitation, all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrowers shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrowers hereunder and under the other Loan Documents. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrowers hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrowers (or such other Persons as may be lawfully entitled thereto).

                             SECTION 9. THE AGENTS

          9.1 Appointment. Each Lender hereby irrevocably designates and appoints the Agents as the agents of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes each Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to such Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, no Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Agent.

     9.2 Delegation of Duties. Each Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

     9.3 Exculpatory Provisions. Neither any Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be
(i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person's own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

     9.4 Reliance by Agents. Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to Avalon Cable or the Loan Parties), independent accountants and other experts selected by the Administrative Agent. The Agents may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

     9.5 Notice of Default. No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless such Agent has received notice from a Lender, the Holding Companies or the Borrowers referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

     9.6 Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereinafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, no Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party which may come into the possession of such Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

     9.7 Indemnification. The Lenders agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by the Holding Companies or the Borrowers and without limiting the obligation of the Holding Companies or the Borrowers to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements which are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent's gross negligence or willful misconduct. The agreements in this Section 9.7 shall survive the payment of the Loans and all other amounts payable hereunder.

     9.8 Agent in Its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent was not an Agent. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms "Lender" and "Lenders" shall include each Agent in its individual capacity.

     9.9 Successor Agents. The Administrative Agent may resign as Administrative Agent upon 10 days' notice to the Lenders and the Borrowers. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 8(a) or Section 8(f) with respect to any of the Borrowers shall have occurred and be continuing) be subject to approval by the Borrowers (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term "Administrative Agent" shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent's rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 10 days following a retiring Administrative Agent's notice of resignation, the retiring

Administrative Agent's resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. The Syndication Agent may, at any time, by notice to the Lenders and the Administrative Agent, resign as Syndication Agent hereunder, whereupon the duties, rights, obligations and responsibilities hereunder shall automatically be assumed by, and inure to the benefit of, the Administrative Agent, without any further act by the Syndication Agent, the Administrative Agent or any Lender. After any retiring Agent's resignation as Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Loan Documents.

     9.10 Authorization to Release Liens. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each of the Lenders (without requirement of notice to or consent of any Lender except as expressly required by Section 10.1) to take any action reasonably requested by the Borrowers to release any Lien covering any Property of any of the Borrowers or any of their Subsidiaries that is the subject of a Disposition which is permitted by this Agreement or which has been consented to in accordance with Section 10.1.

     9.11 The Arranger. The Arranger, in its capacity as such, shall have no duties or responsibilities, and shall incur no liability, under this Agreement and the other Loan Documents.

                            SECTION 10. MISCELLANEOUS

     10.1 Amendments and Waivers. Neither this Agreement or any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1. The Required Lenders and each Loan Party party to the relevant Loan Document may, or (with the written consent of the Required Lenders) the Agents and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents (including amendments and restatements hereof or thereof) for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as may be specified in the instrument of waiver, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive the principal amount or extend the final scheduled date of maturity of any Loan or Reimbursement Obligation, extend the scheduled date of any amortization payment in respect of any Term Loan, reduce the stated rate of any interest (it being agreed that modifications of the financial definitions that may effect interest rate step-downs pursuant to the definition of Applicable Margin shall not be deemed to be a reduction in the stated rated of interest) or fee payable hereunder or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Commitment of any Lender, in each case without the consent of each Lender directly affected thereby; (ii) amend, modify or waive any provision of this Section or reduce any percentage specified in the definition of Required Lenders, Supermajority Lenders or Required Facilities Majority Lenders, cause the Aggregate Exposure of all the Lenders to exceed $396,000,000, consent to the assignment or transfer by any of the Borrowers of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release all or substantially all of the Subsidiary Guarantors from their guarantee obligations under the Guarantee and Collateral Agreement, in each case without the consent of all Lenders; (iii) amend, modify or waive any condition precedent to any extension of credit under the Revolving Credit Facility set forth in Section 5.2 (including, without limitation, the waiver of an existing Default or Event of Default required to be waived in order for such extension of credit to be made) without the consent of any Majority Revolving Credit Facility Lenders; (iv) reduce the percentage specified in the definition of Majority Facility Lenders with respect to any Facility without the written consent of all Lenders under such Facility; (v) amend, modify or waive any provision of Section 9 without the consent of any Agent directly affected thereby; (vi) amend, modify or waive any provision of Section 2.17 without the consent of each Lender directly affected thereby; (vii) amend, modify or waive any provision of Section 3 without the consent of the Issuing Lender; (viii) amend, modify or waive the phrase "Unless the Required Facilities Majority Lenders shall otherwise agree" set forth in clauses (a), (b) and (c) of Section 2.11 without the consent of all Lenders or
(ix) amend, modify or waive any provision of Section 7.6 without the consent of the Supermajority Lenders. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon. Any such waiver, amendment, supplement or modification shall be effected by a written instrument signed by the parties required to sign pursuant to the foregoing provisions of this Section; provided, that delivery of an executed signature page of any such instrument by facsimile transmission shall be effective as delivery of a manually executed counterpart thereof.

          10.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed (a) in the case of the Borrowers, their Subsidiaries and the

Administrative Agent, as follows and (b) in the case of the Lenders, as set forth on Schedule I to the Lender Addendum to which such Lender is a party or, in the case of a Lender which becomes a party to this Agreement pursuant to an Assignment and Acceptance, in such Assignment and Acceptance or (c) in the case of any party, to such other address as such party may hereafter notify to the other parties hereto:


     The Borrowers:                    c/o ABRY Partners, Inc.
                                       18 Newbury Street
                                       Boston, Massachusetts 02166
                                       Attention:   Peggy Koenig
                                       Telecopy:    617-859-8797
                                       Telephone:   617-859-8521

     The Administrative Agent:         Lehman Commercial Paper Inc.
                                       3 World Financial Center
                                       New York, New York 10285
                                       Attention:  Michael O'Brien
                                       Telecopy:  (212) 528-0819
                                       Telephone:  (212) 526-0437

                  with a copy to:      Simpson Thacher & Bartlett
                                       425 Lexington Avenue
                                       New York, New York  10017
                                       Attention:  Gregory Weiss
                                       Telecopy:  (212) 455-2502
                                       Telephone:  (212) 455-7080

provided that any notice, request or demand to or upon any Agent or any Lender shall not be effective until received.

          10.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

          10.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

          10.5 Payment of Expenses; Indemnification. The Borrowers agree (a) to pay or reimburse the Agents for all their reasonable out-of-pocket costs and expenses incurred in connection with the syndication of the Facilities (other than fees payable to syndicate members) and the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements and other charges of counsel to the Administrative Agent, (b) to pay or reimburse each Lender and the Agents for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including, without limitation, the fees and disbursements of counsel (including the allocated fees and disbursements and other charges of in-house counsel) to each Lender and of counsel to the Agents,
(c) to pay, indemnify, and hold each Lender and the Agents harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender, the Agents, their respective affiliates and their respective officers, directors, trustees, employees, agents, controlling persons and advisors (each, an "Indemnitee") harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (excluding taxes imposed on the overall net income (including franchise taxes based on net income) of each Lender or Agent) with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including, without limitation, any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any of the Borrowers, any of its Subsidiaries or any of the Properties and the reasonable fees and disbursements and other charges of legal counsel in connection with claims, actions or proceedings by any indemnitee against the Borrowers hereunder (all the foregoing in this clause (d), collectively, the "Indemnified Liabilities"), provided, that the Borrowers shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee or such Indemnitee's officers, directors, trustees, employees, agents, controlling persons or advisors. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrowers agree not to assert and to cause their Subsidiaries not to assert, and hereby waive and agree to cause their Subsidiaries so to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee, except to the extent such rights are based upon the gross negligence or willful misconduct of such Indemnitee, or such Indemnitee's officers, directors, trustees, employees, agents, controlling person or advisors. The agreements in this Section shall survive repayment of the Loans and all other amounts payable hereunder.

          10.6 Successors and Assigns; Participations and Assignments. (a) This Agreement shall be binding upon and inure to the benefit of the Borrowers, the Lenders, the Agents, all future holders of the Loans and their respective successors and assigns, except that the Borrowers may not assign or transfer any of their rights or obligations under this Agreement without the prior written consent of the Agents and each Lender.

          (b) Any Lender may, without the consent of the Borrowers or the Agents, in accordance with applicable law, at any time sell to one or more banks, financial institutions or other entities (each, a "Participant") participating interests in any Loan owing to such Lender, any Commitment of such Lender or any other interest of such Lender hereunder and under the other Loan Documents. In the event of any such sale by a Lender of a participating interest to a Participant, such Lender's obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Loan Documents, and the Borrowers and the Agents shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and the other Loan Documents. In no event shall any Participant under any such participation have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Loans or any fees payable hereunder, or postpone the date of the final maturity of the Loans, in each case to the extent subject to such participation. The Borrowers agree that if amounts outstanding under this Agreement and the Loans are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall, to the maximum extent permitted by applicable law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement, provided that, in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in Section 10.7(a) as fully as if it were a Lender hereunder. The Borrowers also agree that each Participant shall be entitled to the benefits of Sections 2.18, 2.19 and 2.20 with respect to its participation in the Commitments and the Loans outstanding from time to time as if it was a Lender; provided that, in the case of Section 2.19, such Participants shall have complied with the requirements of said Section and provided, further, that no Participant shall be entitled to receive any greater amount pursuant to any such Section than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred.

          (c) Any Lender (an "Assignor") may, in accordance with applicable law and upon written notice to the Administrative Agent, at any time and from time to time assign to any Lender or any affiliate or Approved Fund of any Lender or, with the consent of the Borrowers, (if the Assignee will be a Revolving Credit Lender) the Issuing Lender and the Administrative Agent (which, in each case, shall not be unreasonably withheld or delayed), to an additional bank, financial institution or other entity (an "Assignee") all or any part of its rights and obligations under this Agreement pursuant to an Assignment and Acceptance, substantially in the form of Exhibit E, executed by such Assignee and such Assignor (and, where the consent of the Borrowers, (if the Assignee will be a Revolving Credit Lender) the Issuing Lender or the Administrative Agent is required pursuant to the foregoing provisions, by the Borrowers, (if the Assignee will be a Revolving Credit Lender) the Issuing Lender and such other Persons) and delivered to the Administrative Agent for its acceptance and recording in the Register; provided that no such assignment to an Assignee (other than any Lender or any affiliate or Approved Fund of any Lender) shall be in an aggregate principal amount of less than $5,000,000 (other than in the case of an assignment of all of a Lender's interests under this Agreement), unless otherwise agreed by the Borrowers and the Administrative Agent. Any such assignment need not be ratable as among the Facilities. Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Acceptance, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder with a Commitment and/or Loans as set forth therein, and (y) the Assignor thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of an Assignor's rights and obligations under this Agreement, such Assignor shall cease to be a party hereto). Notwithstanding any provision of this Section, the consent of the Borrowers shall not be required for any assignment which occurs at any time when any Event of Default shall have occurred and be continuing.

          (d) The Administrative Agent shall, on behalf of the Borrowers, maintain at its address referred to in Section 10.2 a copy of each Assignment and Acceptance delivered to it and a register (the "Register") for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register as the owner of the Loans and any Notes evidencing such Loans recorded therein for all purposes of this Agreement. Any assignment of any Loan, whether or not evidenced by a Note, shall be effective only upon appropriate entries with respect thereto being made in the Register. Any assignment or transfer of all or part of a Loan evidenced by a Note shall be registered on the Register only upon surrender to the Administrative Agent for registration of assignment or transfer of the Note evidencing such Loan, accompanied by a duly executed Assignment and Acceptance; thereupon one or more new Notes in the same aggregate principal amount shall be issued to the designated Assignee, and the old Notes shall be returned by the Administrative Agent to the Borrowers marked "cancelled". The Register shall be available for inspection by the Borrowers or any Lender at any reasonable time and from time to time upon reasonable prior notice.

          (e) Upon its receipt of an Assignment and Acceptance executed by an Assignor and an Assignee (and, in any case where the consent of any other Person is required by Section 10.6(c), by each such other Person) together with payment to the Administrative Agent of a registration and processing fee of $3,500 (except that no such registration and processing fee shall be payable in the case of an Assignee which is already a Lender or is an affiliate or Approved Fund of any Lender or a Person under common management with a Lender), the Administrative Agent shall (i) promptly accept such Assignment and Acceptance and (ii) on the effective date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to the Lenders and the Borrowers. On or prior to such effective date, the Borrowers, at their own expense, upon request, shall execute and deliver to the Administrative Agent (in exchange for the Revolving Credit Note and/or applicable Term Notes, as the case may be, of the assigning Lender) a new Revolving Credit Note and/or applicable Term Notes, as the case may be, to the order of such Assignee in an amount equal to the Revolving Credit Commitment and/or applicable Term Loans, as the case may be, assumed or acquired by it pursuant to such Assignment and Acceptance and, if the Assignor has retained a Revolving Credit Commitment and/or Term Loans, as the case may be, upon request, a new Revolving Credit Note and/or Term Notes, as the case may be, to the order of the Assignor in an amount equal to the Revolving Credit Commitment and/or applicable Term Loans, as the case may be, retained by it hereunder. Such new Note or Notes shall be dated the Closing Date and shall otherwise be in the form of the Note or Notes replaced thereby.

          (f) For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this Section concerning assignments of Loans and Notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests, including, without limitation, any pledge or assignment by a Lender of any Loan or Note to any Federal Reserve Bank in accordance with applicable law.

          10.7 Adjustments; Set-off. (a) Except to the extent that this Agreement provides for payments to be allocated to a particular Lender or to the Lenders under a particular Facility, if any Lender (a "Benefitted Lender") shall at any time receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender's Obligations, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender's Obligations, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

          (b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrowers, any such notice being expressly waived by the Borrowers to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrowers hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrowers, as the case may be. Each Lender agrees promptly to notify the Borrowers and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

          10.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrowers and the Administrative Agent.

          10.9 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

          10.10 Integration. This Agreement and the other Loan Documents represent the agreement of the Borrowers, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

          10.11 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

          10.12 Submission To Jurisdiction; Waivers. Each of the Borrowers hereby irrevocably and unconditionally:

          (a) submits for itself and its Property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

          (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

          (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the applicable Borrower at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

          (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

          (e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 10.12 any special, exemplary, punitive or consequential damages.

          10.13 Acknowledgments. Each of the Borrowers hereby acknowledges that:

          (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

          (b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Borrowers arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Administrative Agent and Lenders, on one hand, and the Borrowers, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

          (c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrowers and the Lenders.

          10.14 Confidentiality. Each of the Agents and the Lenders, on behalf of itself and each of its affiliates, agents, directors, officers, employees and advisors, agrees to keep confidential all non-public information provided to it by any Loan Party pursuant to this Agreement that is designated by such Loan Party as confidential; provided that nothing herein shall prevent any Agent or any Lender from disclosing any such information (a) to the Administrative Agent, any other Lender or any affiliate, agent, director, officer, employee or advisor of any Lender, (b) to any Participant or Assignee (each, a "Transferee") or prospective Transferee which agrees to comply with the provisions of this Section, (c) any of its employees, directors, agents, attorneys, accountants and other professional advisors, (d) upon the request or demand of any Governmental Authority having jurisdiction over it, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) which has been publicly disclosed other than in breach of this Section 10.14, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender's investment portfolio in connection with ratings issued with respect to such Lender or (i) in connection with the exercise of any remedy hereunder or under any other Loan Document.

          10.15 Release of Collateral Security and Guarantee Obligations. Notwithstanding anything to the contrary contained herein or in the Guarantee and Collateral Agreement, upon request of the Borrowers, the Administrative Agent shall (without notice to or vote or consent of any Lender) take action having the effect of releasing any Collateral and/or guarantee obligations provided for in the Guarantee and Collateral Agreement to the extent necessary to permit consummation, by the relevant Person in accordance with the terms of this Agreement and the other Loan Documents, of any transaction not prohibited hereunder.

          10.16 Delivery of Lender Addenda. Each initial Lender shall become a party to this Agreement by delivering to the Administrative Agent and the Syndication Agent a Lender Addendum duly executed by such Lender, the Borrowers and each Agent.

          10.17 WAIVERS OF JURY TRIAL. THE BORROWERS, THE AGENTS AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

                                        AVALON CABLE OF NEW ENGLAND LLC


                                        By:
                                            -----------------------------
                                            Name:
                                            Title:


                                        AVALON CABLE OF MICHIGAN, INC., as
                                        Borrower until completion of the
                                        Reorganization


                                        By:
                                            ------------------------------
                                            Name:
                                            Title:


                                        AVALON CABLE FINANCE, INC.


                                        By:
                                            ------------------------------
                                            Name:
                                            Title:

                                        AVALON CABLE OF MICHIGAN LLC, as
                                        Borrower effective on completion of the
                                        Reorganization


                                        By: ___________________________________
                                            Name:
                                            Title:


                                        LEHMAN BROTHERS INC., as Arranger


                                        By: ___________________________________
                                            Name:
                                            Title:



                                        LEHMAN COMMERCIAL PAPER INC., as
                                        Administrative Agent and as a Lender


                                        By: ___________________________________
                                            Name:
                                            Title:


                                        FLEET BANK, N.A., as Syndication Agent


                                        By: ___________________________________
                                            Name:
                                            Title:

                                        UNION BANK OF CALIFORNIA, N.A., as
                                        Documentation Agent


                                        By: ______________________________
                                            Name:
                                            Title:

                                                                         Annex A
                                                                         -------


                    PRICING GRID FOR REVOLVING CREDIT LOANS
                           AND TRANCHE A TERM LOANS


--------------------------------------------------------------------------------
      Consolidated            Applicable Margin for      Applicable Margin for
     Leverage Ratio             Eurodollar Loans            Base Rate Loans
--------------------------------------------------------------------------------
equal to or greater than              3.00%                      2.00%
6.0 to 1.0
--------------------------------------------------------------------------------
less than 6.0 to 1.0 and              2.75%                      1.75%
equal to or greater than
5.5 to 1.0
--------------------------------------------------------------------------------
less than 5.5 to .10 and              2.50%                      1.50%
equal to or greater than
5.0 to 1.0
--------------------------------------------------------------------------------
less than 5.0 to 1.0 and              2.25%                      1.25%
equal to or greater than
4.5 to 1.0
--------------------------------------------------------------------------------
less than 4.5 to 1.0 and              2.00%                      1.00%
equal to or greater than
4.0 to 1.0
--------------------------------------------------------------------------------
less than 4.0 to 1.0                  1.75%                      .75%
--------------------------------------------------------------------------------

Changes in the Applicable Margin with respect to Revolving Credit Loans or Tranche A Term Loans resulting from changes in the Consolidated Leverage Ratio shall become effective on the date (the "Adjustment Date") on which financial statements are delivered to the Lenders pursuant to Section 6.1 (but in any event not later than the 45th day after the end of each of the first three quarterly periods of each fiscal year or the 90th day after the end of each fiscal year, as the case may be) and shall remain in effect until the next change to be effected pursuant to this paragraph. If any financial statements referred to above are not delivered within the time periods specified above, then, until such financial statements are delivered, the Consolidated Leverage Ratio as at the end of the fiscal period that would have been covered thereby shall for the purposes of this definition be deemed to be greater than 6.0 to 1. In addition, at all times while an Event of Default shall have occurred and be continuing, the Consolidated Leverage Ratio shall for the purposes of this definition be deemed to be greater than 6.0 to 1.